UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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1915 Rexford Road       Charlotte, North Carolina 28211       Phone 704/366-7000       Fax 704/362-4208

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2014 annual meeting of stockholders of Nucor Corporation will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. Eastern Time on Thursday, May 8, 2014, for the following purposes:

•	To elect nine nominees as directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2014;

•	To approve, on an advisory basis, Nucor’s executive compensation;

•	To approve the Nucor Corporation 2014 Omnibus Incentive Compensation Plan;

•	To consider and vote on a stockholder proposal; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 10, 2014 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by completing, signing, dating and promptly returning the enclosed proxy or voting instruction card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy or voting instruction card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy or voting instruction card. Your prompt attention is requested.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March 25, 2014

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 8, 2014

The proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/670346.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY OR VOTING

INSTRUCTION CARD IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Nucor Corporation (“Nucor” or the “Company”) for use at the 2014 annual meeting of stockholders to be held on Thursday, May 8, 2014, and any adjournment or postponement thereof. The proxy may be revoked by the stockholder by letter to Nucor’s Corporate Secretary received before the meeting, or by attending and voting at the meeting.

Proxy Materials and Annual Report

The 2013 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 25, 2014. The 2013 annual report and other information about the Company is available on our website at www.nucor.com/investor. The information on our website is not a part of this proxy statement.

Shares Entitled to Vote

The record date for the annual meeting is March 10, 2014. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the shares issued, outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 318,460,246 shares of Nucor common stock were outstanding.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes to which a share of common stock is entitled may be voted in favor of one nominee or may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Item

The following are the voting requirements for each proposal:

Proposal 1, Election of Directors.    For the election of directors, the nine nominees receiving the highest number of all votes cast for directors at the annual meeting will be elected as directors to serve until the next annual meeting of stockholders.

Proposal 2, Ratification of Independent Registered Public Accounting Firm.    Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2014 requires the affirmative vote of a majority of the total votes of all shares of common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Proposal 3, Advisory Vote on Executive Compensation.    Approval, on an advisory basis, of the compensation paid to the named executive officers requires the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the proposal at the annual meeting. The results of the advisory vote will not be binding on the Company or the Board. The Board will review the voting result and take it into consideration when making future decisions regarding executive compensation.

Proposal 4, Approval of Nucor Corporation 2014 Omnibus Incentive Compensation Plan.    Approval of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan requires the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the proposal at the annual meeting.

Proposal 5, Stockholder Proposal.    Approval of the proposal requires the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the proposal at the annual meeting.

Other Items. For any other matters, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval.

Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Under the New York Stock Exchange rules and regulations (the “NYSE rules”), the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” matter, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors, the advisory vote on executive compensation, the proposal to approve the Nucor Corporation 2014 Omnibus Incentive Compensation Plan, and the stockholder proposal are “non-discretionary” matters under the NYSE rules, which means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to proposal 1, the election of directors, only “for” and “withhold” votes may be cast, and withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors. Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Proposal 1: Election of Directors” and requires any nominee for director who received a greater number of votes “withheld” from his or her election than votes “for” such election to promptly tender his or her resignation for consideration by the Governance and Nominating Committee.

With respect to proposals 2, 3, 4 and 5, the ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for fiscal 2014, the advisory vote on executive compensation, the proposal to approve the Nucor Corporation 2014 Omnibus Incentive Compensation Plan and the stockholder proposal, an abstention will be counted as a vote present or represented and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker “non-vote” will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted:

•	FOR the election of the nine director nominees;

•	FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2014;

•	FOR the approval of the advisory vote on executive compensation;

•	FOR the approval of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan; and

•	AGAINST the approval of the stockholder proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is currently fixed at nine. On the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the nine persons named below for election as directors this year. If elected, each nominee will serve until his or her term expires at the 2015 annual meeting of stockholders or until his or her successor is duly elected and qualified.

All of the nominees are currently serving as directors and were elected to the Board at a previous annual meeting of the Company’s stockholders except for Gregory J. Hayes, who was elected to the Board in February 2014. Mr. Hayes was initially identified to the Board as a potential director by Spencer Stuart, an executive search consulting firm retained by the Board. Under the Company’s Corporate Governance Principles, Peter Browning, at age 72, would be subject to mandatory retirement as of this annual meeting of stockholders. The Board of Directors, however, recognizing the valuable service that Mr. Browning has provided as Non-Executive Chairman, Lead Director and Chairman of both the Governance and Nominating Committee and the Audit Committee over the past 14 years, and continues to provide to the Board and the Company, extended his retirement date for one year until the Company’s annual meeting of stockholders in 2015. Each nominee has agreed to be named in this proxy statement and to serve if elected.

Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for the nominees will be voted for their election. The Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and disclose its decision and the reasons therefor in an 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or Board consideration of it.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the election of each of the nine nominees listed below. Unless otherwise specified, proxies will be voted FOR each nominee.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF

THE NOMINEES

PETER C. BROWNING	Director Since: 1999 Age: 72

Mr. Browning has been the Managing Director of Peter C. Browning & Associates, LLC, a board advisory consulting firm, since 2009. Mr. Browning served as Lead Director of Nucor from 2006 to 2012, and as Non-Executive Chairman of Nucor from 2000 to 2006. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from 2002 to 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, from 1996 to 1998, President and Chief Operating Officer, and from 1993 to 1996, Executive Vice President, of Sonoco Products Company, a manufacturer of industrial and consumer packaging products. Before joining Sonoco, Mr. Browning was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building and construction products, from 1990 to 1993. He currently serves on the boards of directors of Acuity Brands, Inc., EnPro Industries, Inc. and Lowe’s Companies, Inc., and previously was a director of Wachovia Corporation until 2008 and the Phoenix Companies, Inc. until 2009. Mr. Browning brings a unique breadth and depth of experience and expertise to Nucor’s Board, including board governance, board performance and dynamics, executive leadership transition and succession planning and more than 40 years of domestic and international manufacturing experience.

JOHN J. FERRIOLA	Director Since: 2011 Age: 61

Mr. Ferriola has served as Chairman of Nucor since January 2014 and Chief Executive Officer and President of Nucor since January 2013. Previously, Mr. Ferriola served as President and Chief Operating Officer of Nucor from January 2011 to December 2012. Prior to that, Mr. Ferriola served as Chief Operating Officer of Steelmaking Operations of Nucor from 2007 to 2010, Executive Vice President from 2002 to 2007 and Vice President from 1996 to 2001. He currently serves on the executive committee of the board of directors of the World Steel Association and on the board of directors of the Steel Manufacturers Association and the American Iron and Steel Institute. Mr. Ferriola has been active in the Association for Iron and Steel Technology for over 20 years and has served on its board of directors. He has also served on the board of directors of the National Association of Manufacturers. With a degree in electrical engineering, Mr. Ferriola worked in various operating and management roles in the steel industry before joining Nucor. His 40 years of industry experience, including 23 years at Nucor, give him a very comprehensive knowledge of the Company and the steel industry.

HARVEY B. GANTT	Director Since: 1999 Age: 71

Mr. Gantt has served as senior principal of Gantt Huberman Architects – A Division of Bergmann Associates, Inc. since December 2012. Previously, Mr. Gantt was the principal partner of Gantt Huberman Architects, PLLC, an architectural, planning and interior design firm, from 1971 to 2012. Mr. Gantt also has extensive experience in construction, both nonresidential and residential, and broad knowledge of developing trends in selection and use of construction materials by owners and architects on major projects. He served as the Mayor of the City of Charlotte, North Carolina, from 1983 to 1987, gaining valuable experience in land use regulation, government relations, public policy development and consensus-building. In recognition of his experience in urban planning and design, the President of the United States appointed him to serve as a chair from 1994 to 1999 of the National Capital Planning Commission, a United States government agency that provides planning guidance for the District of Columbia and the region surrounding the nation’s capital. He brings more than 40 years of managerial and leadership experience to Nucor’s Board.

GREGORY J. HAYES	Director Since: 2014 Age: 53

Mr. Hayes has served as Senior Vice President and Chief Financial Officer of United Technologies Corporation, a diversified company providing high-technology products and services to the global aerospace and building systems industries, since 2008. Previously, he was Vice President, Accounting and Finance, of United Technologies from 2006 to 2008. Mr. Hayes joined United Technologies in 1999 through the merger with Sundstrand Corporation, where he had been employed since 1989, and has held a variety of leadership positions during his tenure with the company, including Vice President and Controller and Vice President, Financial Planning and Analysis for Hamilton Sundstrand. He is also a Certified Public Accountant. Mr. Hayes brings to Nucor’s Board extensive experience in a number of critical areas, including accounting and financial oversight, corporate strategy and development, and managerial leadership.

VICTORIA F. HAYNES, PH.D.	Director Since: 1999 Age: 66

Dr. Haynes served as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology, from 1999 until her retirement in April 2012. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the boards of directors of Axiall Corporation, PPG Industries, Inc. and Royal DSM N.V. Dr. Haynes served as a director of Archer Daniels Midland Company from 2007 through 2011 and The Lubrizol Corporation from 1995 through 2007. Dr. Hayes brings more than 35 years of experience in technology leadership, management and new business development to Nucor’s Board.

BERNARD L. KASRIEL	Director Since: 2007 Age: 67

Mr. Kasriel was a partner of LBO France, a private equity fund, from September 2006 until September 2011. In 2006, before joining LBO France, Mr. Kasriel served as Vice Chairman of Lafarge S.A., a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France. Prior to that, Mr. Kasriel held various other executive positions at Lafarge, including Chief Executive Officer from 2003 to 2006, Vice Chairman and Chief Operating Officer from 1995 to 2003, and Managing Director from 1989 to 1995. He currently serves on the boards of directors of L’Oreal and Arkema S.A., and previously was a director of Lafarge S.A. until 2010 and Sonoco Products Company until 2007. Mr. Kasriel brings more than 40 years of industry experience, including an in-depth knowledge of international manufacturing and cross-border joint ventures, to Nucor’s Board.

CHRISTOPHER J. KEARNEY	Director Since: 2008 Age: 58

Mr. Kearney has served as Chairman of SPX Corporation, a global multi-industry manufacturer, since 2007, and as President and Chief Executive Officer of SPX since 2004. Prior to that, Mr. Kearney served as Vice President, Secretary and General Counsel of SPX from 1997 to 2004. He currently serves on the boards of directors of Polypore International, Inc. and SPX Corporation. In addition to his strong leadership skills developed as the CEO of a manufacturing company that employs over 14,000 people in more than 35 countries, Mr. Kearney brings valuable mergers and acquisitions experience as well as corporate legal experience to Nucor’s Board.

RAYMOND J. MILCHOVICH	Director Since: 2012 Age: 64

Mr. Milchovich has served as Lead Director of Nucor since September 2013. Mr. Milchovich served as non-executive Chairman of the board of directors of, and a consultant to, Foster Wheeler AG, a company that engineers and constructs facilities for the oil and gas, liquid natural gas, refining, chemical, pharmaceutical and power industries, from 2010 until his retirement in 2011. Previously, Mr. Milchovich served as Chairman and Chief Executive Officer of Foster Wheeler from 2001 to 2010 and as President from 2001 to 2007. Prior to that, Mr. Milchovich served as Chairman, President and Chief Executive Officer of Kaiser Aluminum & Chemical Corporation, a producer and marketer of alumina, aluminum and aluminum fabricated products, from 1999 to 2001, and as President and Chief Operating Officer from 1997 to 1999. Mr. Milchovich began his career in the steel industry, holding a variety of operating management positions for Wisconsin Steel Corporation and Wheeling-Pittsburgh Steel Corporation. From 2002 to 2007, Mr. Milchovich served as a director of Nucor and voluntarily resigned from such position to devote more time to his position as Chief Executive Officer of Foster Wheeler. Mr. Milchovich was also a director of Delphi Corporation from 2005 through 2009. In serving as Chief Executive Officer of two different companies for more than ten years, Mr. Milchovich developed strong leadership and strategic management skills. Mr. Milchovich also brings to Nucor’s Board more than 30 years of experience in the metals industry.

JOHN H. WALKER	Director Since: 2008 Age: 56

Mr. Walker has served as Non-Executive Chairman of Global Brass and Copper, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since March 2014. Mr. Walker previously served as Executive Chairman of Global Brass and Copper from November 2013 to March 2014 and as Chief Executive officer from 2007 to March 2014. Prior to joining Global Brass and Copper, Inc., Mr. Walker was the President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of the flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker currently serves on the board of United Continental Holdings, Inc. and was a director of Delphi Corporation until 2009. In serving as Chief Executive Officer for three different companies over the past 13 years, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to Nucor’s board more than 30 years of experience in metal-related manufacturing and fabricating industries.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock as of February 28, 2014 by all directors, director nominees, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

	Shares Owned			Shares Subject to Options Exercisable Within 60 days (1)	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class
Name	Sole Voting and Investment Power		Shared Voting and Investment Power
Peter C. Browning	12,209		—	—	24,310	36,519	*
Daniel R. DiMicco	532,078	(2)	—	880,246	—	1,412,324	*
John J. Ferriola	181,054		—	—	82,585	263,639	*
James D. Frias	56,706	(3)	—	—	53,678	110,384	*
Harvey B. Gantt	13,368		—	—	17,809	31,177	*
Keith B. Grass	28,816		—	—	47,499	76,315	*
Ladd R. Hall	43,055		108,569	—	55,927	207,551	*
Gregory J. Hayes	—		—	—	—	—	*
Victoria F. Haynes	9,174		250	—	17,809	27,233	*
Bernard L. Kasriel	1,500		—	—	16,670	18,170	*
Christopher J. Kearney	1,000		—	—	13,854	14,854	*
Hamilton Lott, Jr.	150,834		—	131,588	—	282,422	*
Raymond J. Milchovich	21,667		—	—	2,808	24,475	*
R. Joseph Stratman	11,848		119,214	—	55,927	186,989	*
John H. Walker	3,600		—	—	15,190	18,790	*
All 17 directors and executive officers as a group	1,252,305		236,213	1,011,834	475,089	2,975,441	*

*	Represents holdings of less than 1%.

(1)	The number of shares beneficially owned subject to options or underlying restricted stock units includes shares of common stock that such person or group had the right to acquire on or within 60 days after February 28, 2014 upon the exercise of stock options or the vesting of restricted stock units. Holders of restricted stock units have no voting rights until such units settle and shares of common stock are issued to the holder.

(2)	Includes 244,461 shares Mr. DiMicco elected to defer under the Long-Term Incentive Plan. The deferred shares have no voting power.

(3)	Includes 15,941 shares Mr. Frias elected to defer under the Annual Incentive Plan. The deferred shares have no voting power.

Principal Stockholders

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Capital World Investors	33,228,500	(1)	10.44%
333 South Hope Street
Los Angeles, California 90071

State Farm Mutual Automobile Insurance Company and related entities	30,595,668	(2)	9.61%
One State Farm Plaza
Bloomington, Illinois 61710

State Street Corporation	19,258,025	(3)	6.05%
One Lincoln Street
Boston, Massachusetts 02111

BlackRock, Inc.	17,045,303	(4)	5.35%
40 East 52nd Street
New York, New York 10022

(1)	Based on Schedule 13G/A filed with the SEC on February 13, 2014, reporting beneficial ownership as of December 31, 2013. That filing indicates that Capital World Investors has sole voting and dispositive power of these shares. Capital World Investors is a division of Capital Research and Management Company.

(2)	Based on Schedule 13G filed with the SEC on February 13, 2014, reporting beneficial ownership as of December 31, 2013. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 79,732 of the shares shown; State Farm Life Insurance Company has sole voting and dispositive power as to 532,400 of the shares shown and shared voting and dispositive power as to 17,923 of the shares shown; State Farm Fire and Casualty Company has sole voting and dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 10,590 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and dispositive power as to 27,746 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 2,272,100 of the shares shown and shared voting and dispositive power as to 10,777 of the shares shown; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,239,600 of the shares shown.

(3)	Based on Schedule 13G filed with the SEC on February 4, 2014, reporting beneficial ownership as of December 31, 2013. That filing indicates that State Street Corporation has shared voting and dispositive power of these shares.

(4)	Based on Schedule 13G/A filed with the SEC on January 30, 2014, reporting beneficial ownership as of December 31, 2013. That filing indicates that BlackRock, Inc. has sole voting power as to 14,253,104 of the shares shown and sole dispositive power as to 17,045,303 of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Nucor’s directors, executive officers and persons who own more than ten percent of the outstanding shares of Nucor’s common stock to file reports of their beneficial ownership and changes in their beneficial ownership of Nucor’s common stock with the SEC. SEC regulations require Nucor to identify anyone who failed to file a required report or filed a late report during fiscal 2013. Based solely on a review of all reports filed by its executive officers and directors and written representations made by them with respect to the completeness and timeliness of their filings, Nucor believes that all Section 16(a) filing requirements were met by its directors and executive officers during its fiscal year ended December 31, 2013.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board of Directors.    Our business and affairs are managed under the direction of our Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. Our Bylaws provide that our Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the Board. Our Board of Directors currently has nine members, eight of whom are independent. If the director nominees are elected at the Annual Meeting, the Board of Directors will have nine members, eight of whom will be independent.

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer.

Codes of Ethics.    Nucor has adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals and includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, and accurate financial reporting. In addition, Nucor has adopted Standards of Business Conduct and Ethics, which apply to all employees and directors of the Company. The Company intends to post any amendments or waivers to either of these codes (to the extent required to be disclosed pursuant to Form 8-K) on the Company’s website at www.nucor.com/governance.

Documents Available.    All of the Company’s corporate governance materials, including the charters for the Audit Committee, Compensation and Executive Development Committee and Governance and Nominating Committee, the Corporate Governance Principles, the Code of Ethics for Senior Financial Professionals and the Standards of Business Conduct and Ethics are published on the Company’s website at www.nucor.com/governance. Any modifications to these corporate governance materials will be reflected on the Company’s website. The information on our website is not a part of this proxy statement.

Director Independence.    The Board believes that a majority of its members are independent under both the applicable NYSE rules and the applicable SEC rules and regulations (the “SEC rules”). Our Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the NYSE rules. The NYSE rules provide that a director does not qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Nucor (either directly or as a partner, stockholder or officer of an organization that has a relationship with Nucor). The NYSE rules require a board of directors to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the Board has adopted categorical standards, which incorporate the independence standards of the NYSE rules (the “Categorical Standards”), to assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” The Categorical Standards are:

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2014, the Board of Directors, with the assistance of the Governance and Nominating Committee, conducted an evaluation of director independence based on the Categorical Standards. The Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of Nucor, its management and its independent registered public accounting firm, including (i) with respect to Mr. Kearney, who serves as Chairman, CEO and President of SPX Corporation, that Nucor in the ordinary course of business purchased goods and services from SPX in an amount less than 0.5% of the consolidated gross revenues of SPX, and (ii) with respect to Mr. Hayes, who serves as Senior Vice President and Chief Financial Officer of United Technologies Corporation, that Nucor in the ordinary course of business purchased from and sold to United Technologies goods in an amount less than 0.5% of the consolidated gross revenues of United Technologies. As a result of this evaluation, the Board affirmatively determined those relationships that do exist or did exist within the last three years (except for Mr. Ferriola’s) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors affirmatively determined that each of Messrs. Browning, Gantt, Hayes, Kasriel, Kearney, Milchovich and Walker and Dr. Haynes is an independent director under the Categorical Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Executive Development and Governance and Nominating Committees (see membership information below under “Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and that each member of the Compensation and Executive Development Committee is an “outside director” as defined under Section 162(m) of the Internal Revenue Code. John J. Ferriola, the Company’s Chairman, President and Chief Executive Officer, is not independent due to his employment by the Company.

Board Leadership Structure.    John J. Ferriola currently holds the positions of Chairman of the Board and President and Chief Executive Officer of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the independent members of the Board, and he or she serves at the pleasure of the Board. In September 2013, the Board appointed Raymond J. Milchovich to serve as Lead Director. The Board’s leadership structure is outlined in the Company’s Bylaws and Corporate Governance Principles, as described below:

Chairman of the Board	The Board has appointed the Company’s President and Chief Executive Officer as its Chairman. Appointing Mr. Ferriola as Chairman (i) enhances alignment between the Board and management in strategic planning and execution as well as operational matters, and (ii) streamlines Board process in order to conserve time for the consideration of the important matters the Board needs to address.

Lead Director	The lead director (i) provides leadership to the Board of Directors; (ii) chairs Board meetings in the absence of the Chairman; (iii) consults with the Chairman and the Secretary of the Company to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (iv) sets the agenda for and leads executive sessions of the non-employee directors without the attendance of management; (v) serves as a liaison between the Chairman and the independent directors; (vi) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meets with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) has the authority to call meetings of the independent directors; and (ix) is available for consultation and direct communication with major stockholders.

Independent Directors	Independent directors comprise more than 85% of the Board and 100% of the Audit Committee, Compensation and Executive Development Committee and Governance and Nominating Committee.

Committee Chairs	All chairs of the Board’s committees are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings and act as a liaison between committee members and senior management.

Board Committees.    The Board of Directors has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit	Compensation and Executive Development	Governance and Nominating
Peter C. Browning	Chair	X	X
John J. Ferriola
Harvey B. Gantt	X	X	X
Gregory J. Hayes	X	X	X
Victoria F. Haynes	X	Chair	X
Bernard L. Kasriel	X	X	X
Christopher J. Kearney	X	X	X
Raymond J. Milchovich	X	X	Chair
John H. Walker	X	X	X

The following table provides information about the operation and key functions of these committees:

Committee	Functions and Additional Information	Number of Meetings in 2013
Compensation and Executive Development Committee	• Administers the compensation program for senior officers • Reviews and determines compensation of the senior officers • Reviews and determines compensation of the directors • Reviews and approves employment offers, arrangements and other benefits for senior officers • Reviews the Company’s executive succession and management development plans • Oversees regulatory compliance and risk regarding compensation matters	4

Governance and Nominating Committee	• Develops and recommends to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board • Identifies, evaluates and recommends to the Board nominees for election to the Board • Recommends to the Board the size and composition of the Board, the size and composition of each Board committee, and the responsibilities of each Board committee • Oversees and arranges the annual process of evaluating the performance of the Board and the Company’s management • Considers and recommends to the Board actions relating to corporate governance	5

Audit Committee

•   Assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, and (iii) the performance of the Company’s internal audit function

•   Appoints, compensates, retains and oversees the Company’s independent registered public accounting firm

•   Reviews and discusses with the independent registered public accounting firm the annual and quarterly financial statements and earnings releases

•   Considers and approves all auditing services, internal control-related services and permitted non-auditing services proposed to be provided by the independent registered public accounting firm

•   Monitors the adequacy of the Company’s reporting and internal controls

•   Assists the Board in its oversight of enterprise risk management

		7

The Board has determined that each of Messrs. Browning and Hayes is an “audit committee financial expert” within the meaning of the SEC rules and that each has accounting and related financial management expertise within the meaning of the NYSE rules. All members of the Audit Committee are financially literate as determined by the Board, in its business judgment.

The Board may also establish other committees from time to time as it deems necessary.

Director Meetings.    The Board of Directors held six meetings during fiscal 2013. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which such director served during fiscal 2013. Pursuant to the Corporate Governance Principles, the non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly Board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Milchovich, as Lead Director, presides over these executive sessions.

Annual Meetings of Nucor’s Stockholders.    Directors are expected to attend the annual meeting of stockholders. All eight of the Company’s directors in office at the time attended last year’s annual meeting.

Annual Evaluation of Directors and Committee Members.    The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Board’s Role in Risk Oversight.    The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the full Board reviews strategic risks and opportunities facing the Company. Certain other important categories of risk are assigned to designated Board committees (which are compromised solely of independent directors) that report back to the full Board.

The Company’s Audit Committee is specifically charged with the responsibility of meeting periodically with management and outside counsel to discuss the Company’s major financial risk exposures including, but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Company’s Corporate Controller annually conducts a risk assessment and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and presentation, the Audit Committee meets with management to provide its comments on the report and presentation and to provide guidance on areas that the Audit Committee believes management and the Corporate Controller should consider in identifying and evaluating the risks facing the Company.

The Compensation and Executive Development Committee oversees Nucor’s compensation plans to ensure they do not incentivize excessive risk-taking by our senior officers. Although a significant portion of our executives’ compensation is performance-based, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its ability to oversee risk is enhanced by having one person serve as the Chairman of the Board and the Chief Executive Officer. With his in-depth knowledge and understanding of the Company’s operations, Mr. Ferriola, as Chairman, President and Chief Executive Officer, is better able to bring key strategic and business issues and risks to the Board’s attention than would a non-executive Chairman of the Board or a non-director CEO.

Compensation Consultant.    The Compensation and Executive Development Committee has sole authority under its charter to retain compensation consultants and to approve such consultants’ fees and retention terms. In 2004, the Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent advisor and to provide it with advice and support on executive compensation issues. The Committee has renewed this engagement each year since and has reviewed and confirmed the independence of Pearl Meyer as the Committee’s compensation consultant. Neither Pearl Meyer nor any of its affiliates provide any services to Nucor except for services related solely to executive officer and director compensation. Please see “Compensation Discussion and Analysis – Determination of 2013 Compensation” on page 22 of this proxy statement for a description of Nucor’s process for the consideration and determination of executive compensation and Pearl Meyer’s role in such process.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons, which is administered by the Audit Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Audit Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, the business reasons for entering into the transaction, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s Bylaws that require advance notice to Nucor and certain other information. In general, under the Bylaws, the written notice must be delivered to, or mailed and received at the Company’s principal executive offices not less than 120 days and not more than 150 days before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about the nominee and the stockholder submitting the nomination, including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares or other securities of the Company which are owned of record or beneficially by the nominee and any derivative positions held of record or beneficially by the nominee related to, or the value of which is derived in whole or in part from, the value of the Company’s shares or other securities and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee with respect to the Company’s shares or other securities and (ii) with respect to the stockholder submitting the nomination, the name and address, as they appear on our books, of that stockholder and any Stockholder Associated Person (as defined in Nucor’s Bylaws) and the number of shares or other securities of the Company which are owned of record or beneficially by that stockholder or by any Stockholder Associated Person and any derivative positions held of record or beneficially by the stockholder or by any Stockholder Associated Person related to, or the value of which is derived in whole or in part from, the value of the Company’s shares or other securities and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, that stockholder or any Stockholder Associated Person with respect to the Company’s shares or other securities. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s Bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

The Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the following minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

How to Communicate with the Board of Directors and Non-Management Directors.    Interested persons can communicate directly with our Board of Directors by sending a written communication addressed to Mr. Ferriola, our Chairman, c/o Corporate Secretary to Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Interested persons wishing to communicate with Mr. Milchovich, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Milchovich c/o Corporate Secretary at our executive offices. Interested persons wishing to communicate with an individual director may do so by sending a written communication addressed to such director c/o Corporate Secretary at our executive offices. Any communication addressed to any director that is received at the executive offices of Nucor will be delivered or forwarded to the individual director as soon as practicable. All such communications are promptly reviewed before being forwarded to the addressee. Nucor generally will not forward to directors a stockholder communication that Nucor determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Nucor.

DIRECTOR COMPENSATION

The Compensation and Executive Development Committee established the following director compensation amounts, which became effective June 1, 2011 and remained the same in 2012 and 2013.

Board/Committee Position	2013 Annual Fee ($)
Lead Director	105,000
Board Member (non-employee directors)	75,000
Audit Committee Chairman	20,000
Governance and Nominating Committee Chairman	6,000
Compensation and Executive Development Committee Chairman	12,000

Directors who are not senior officers of Nucor are granted each June 1 shares of Company stock under the Company’s 2010 Stock Option and Award Plan. Directors may elect to receive their shares in the form of deferred stock units. Effective June 1, 2011, and continuing in 2012 and 2013, the number of shares of Company stock awarded was equal to the quotient of $125,000 ($165,000 in the case of the Lead Director) divided by the closing price of a share of Nucor common stock on the last trading day immediately preceding the grant date (rounded down to the next whole share). All directors elected to receive their grant in the form of deferred stock units in 2013. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
(a)	(b)	(c)		(h)
Peter C. Browning (2)	107,000	164,999	(5)	271,999
Clayton C. Daley, Jr. (3)	71,250	124,984	(5)	196,234
Harvey B. Gantt	75,000	124,984	(5)	199,984
Victoria F. Haynes	87,000	124,984	(5)	211,984
James D. Hlavacek (4)	26,786	—		26,786
Bernard L. Kasriel	75,000	124,984	(5)	199,984
Christopher J. Kearney	75,000	124,984	(5)	199,984
Raymond J. Milchovich (2)	84,000	124,984	(5)	208,984
John H. Walker	75,000	124,984	(5)	199,984

(1)	The amounts shown represent the grant date fair value of the shares awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	Effective September 5, 2013, Mr. Milchovich succeeded Mr. Browning as Lead Director. Effective October 1, 2013, Mr. Browning succeeded Mr. Daley as Audit Committee chair.

(3)	Mr. Daley resigned from the Board effective October 1, 2013.

(4)	Dr. Hlavacek retired as a director effective May 8, 2013 and therefore did not receive a stock award in 2013.

(5)	The number of deferred stock units granted and fully vested on June 1, 2013 based on a closing price on May 31, 2013 of $44.51 were as follows: Mr. Browning 3,707 units; and Messrs. Daley, Gantt, Kasriel, Kearney, Milchovich and Walker and Dr. Haynes 2,808 units.

The following table summarizes the total number of vested deferred stock units granted to non-employee directors under the Company’s 2010 and 2005 Stock Option and Award Plans.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Vested Stock Units (#) (1)	Market Value of Stock Units ($) (2)
Peter C. Browning	24,310	1,297,668
Harvey B. Gantt	17,809	950,644
Victoria F. Haynes	17,809	950,644
Bernard L. Kasriel	16,670	889,845
Christopher J. Kearney	13,854	739,527
Raymond J. Milchovich	2,808	149,891
John H. Walker	15,190	810,842

(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

(2)	Fully vested deferred stock units at December 31, 2013 valued using the closing stock price of $53.38.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

THE AUDIT COMMITTEE

Peter C. Browning, Chairman

Harvey B. Gantt

Gregory J. Hayes

Victoria F. Haynes

Bernard L. Kasriel

Christopher J. Kearney

Raymond J. Milchovich

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2013 and 2012 fees billed for services provided by PwC were as follows:

	2013	2012
Audit Fees (1)	$3,662,900	$3,381,400
Audit-Related Fees (2)	—	52,000
Tax Fees (3)	3,200	5,900
All Other Fees (4)	3,800	3,900

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the performance of due diligence.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided for fiscal year 2013 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated its authority to approve in advance all permissible non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2014. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Unless otherwise specified, proxies will be voted FOR the proposal.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes and explains how the Compensation and Executive Development Committee of the Board (the “Committee”) made executive compensation decisions in fiscal year 2013, the data used in its deliberations and the reasoning behind the decisions that were made.

Following this CD&A are tables detailing the compensation of Nucor’s named executive officers (“Executive Officers”) along with descriptions and other narrative explaining the information in the tables. Also included is a section that presents the potential compensation Executive Officers would receive if they had been terminated on December 31, 2013.

Executive Summary

Nucor pays Executive Officers for results. The executive compensation plans are designed to pay well when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers.

In 2013, Nucor performed well when compared against other steel companies included in the Steel Comparator Group (as defined on page 23) in an environment of challenging steel market conditions. Nucor’s executive compensation plans worked as designed in 2013. Executive Officers received an annual incentive reflecting Nucor’s return on equity performance and revenue performance compared to the Steel Comparator Group. The long-term incentive plan rewarded Executive Officers for Nucor’s strong three-year performance ended December 31, 2013 relative to the Steel Comparator Group, but resulted in no payout for the three-year performance ended December 31, 2013 relative to the General Industry Comparator Group (as defined on page 23). In 2013, performance-based restricted stock units were granted based on Nucor’s modest return on equity performance for the preceding year. Stock ownership requirements and the design of the long-term incentives, which includes mandatory deferral until retirement of a portion of the shares earned, ensure that Nucor’s Executive Officers are significantly exposed to changes in stock price, thereby aligning their interests with stockholders.

On January 1, 2013, pursuant to Nucor’s succession plan, Mr. Ferriola was promoted from Chief Operating Officer to Chief Executive Officer, and Mr. DiMicco, the Chairman and Chief Executive Officer, became Executive Chairman. On December 31, 2013, Mr. DiMicco retired and Mr. Ferriola became Chairman on January 1, 2014.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports Nucor’s overall management philosophy, which is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them for producing results.

Nucor’s compensation philosophy stresses that Executive Officers share the pain and share the gain. If Nucor performs poorly, Executive Officers will be paid below the market median. If, however, over the business cycle, Nucor’s performance is outstanding, Executive Officers will be paid above the market median. This is consistent with Nucor’s overall compensation philosophy where all of its employees have the opportunity to earn more than the workers of other steel industry companies.

Nucor takes an egalitarian approach to providing benefits to its employees. In fact, certain benefits, such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program, are not available to Executive Officers, and Executive Officers do not receive supplemental executive perquisites, such as company cars, country clubs or personal use of corporate aircraft.

Nucor believes that the compensation provided to Executive Officers should be commensurate and aligned with the performance of Nucor and creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide team-based incentives that reward overall company performance, and (3) pay guaranteed compensation (meaning those elements of pay, such as base salary and benefits, that are not dependent on performance) that is below the median for similar size industrial and materials companies.

The objectives of the compensation plans for Executive Officers are to:

•	Retain the services of Executive Officers.

•	Motivate Executive Officers to advance the interests of Nucor and build stockholder value.

•	Reward Executive Officers for their contributions to the success of Nucor and to the stockholder value they help create.

•	Measure the success of Nucor through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and revenue performance.

•	Reward Executive Officers as a team based on overall Nucor performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of it is variable because the compensation is earned under incentive plans that are based on the performance of Nucor and the value delivered to its stockholders. Nucor and the Committee believe that variable compensation plays an important role in Nucor’s financial performance. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two performance comparator groups: the Steel Comparator Group and the General Industry Comparator Group. The companies included in these comparator groups are reviewed annually by the Committee. The incentive plans are designed to pay well when performance is high and not pay any incentive if performance is poor.

The performance comparator groups are used to benchmark financial performance for incentive plan purposes. They are not used to benchmark compensation.

Base salaries are set below the median of data for similar size industrial and materials companies. Accordingly, the Committee recognizes the risk that Executive Officers may earn below median levels of compensation when Nucor performance is below its peers, even if an Executive Officer’s individual performance may be superior. This practice has resulted, and may in the future result, in Executive Officers earning less than their counterparts in steel company peers and other similar size industrial and materials companies.

The compensation Executive Officers may earn under Nucor’s incentive plans includes stock-based awards, a portion of which must be held until retirement. The Committee believes the requirement to hold stock-based awards until retirement has been successful in meeting Nucor’s objectives of retention and succession planning. All Executive Officers have been with Nucor or an acquired company for more than 20 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target long-term incentive plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means that if Nucor’s stock price declines then Executive Officers’ Nucor stock, options, long-term incentive plan awards and restricted stock units all decline in value.

Incentive Opportunity Levels and Mix of Components of Compensation.    When the current annual and long-term incentive plans were developed and approved by Nucor’s stockholders in 2003, 2008 and again in 2013, the Committee established the incentive opportunity levels and mix of compensation components based on a sensitivity analysis that assumed some years of lower performance where no payouts would be earned and some years where maximum payouts would be achieved. This variability was intended to reflect fluctuations in economic activity. The Committee intended that through a multi-year business cycle, total compensation for Executive Officers would be near the median of Nucor’s steel company peers and other similar size industrial and materials companies. The Committee periodically reviews actual performance and compares such performance to the parameters identified when the plans were originally established to ensure actual results over time are appropriate.

The Committee annually reviews the performance comparator groups to ensure that the comparator companies meet the plans’ requirements and the criteria the Committee has established for inclusion in the comparator groups. In addition, the Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and sets the threshold level of ROE performance under the annual incentive plan.

The Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. For fiscal 2013, the Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and, therefore, did not reduce the incentive plan payouts.

At the time Nucor’s stockholders approved the current and long-term incentive plans in 2003, the Committee determined that the mix of base salary and annual and long-term incentives, and the incentive opportunities at target and maximum were appropriate to accomplish the goal of paying near the median total compensation of survey data for Nucor’s steel company peers and other industrial and materials companies of similar size over a multi-year business cycle. The Committee periodically reviews nationally recognized compensation survey data and peer group data to ensure that total compensation remains reasonable.

The Committee had engaged Pearl Meyer in 2011 to perform a benchmarking comparison of Nucor’s compensation to that of the 29 companies listed on page 22 and, as a result, implemented a number of changes. The Committee reviewed how Nucor’s compensation compared to the compensation peer group at various levels of performance (threshold and below, target and maximum). See a discussion of this benchmarking in the “Compensation Benchmarking” section below. Consistent with Nucor’s compensation philosophy, Executive Officers can earn an above median level of compensation when Nucor’s performance is outstanding. If Nucor’s performance is near target levels of performance (defined as the midpoint of the incentive program performance range), Executive Officers will receive below median levels of compensation.

In 2013, Nucor’s stockholders approved the senior officers annual and long-term incentive plans. These plans are similar to those approved by stockholders in 2003 and 2008. The plans provide the Committee flexibility in adjusting the performance measures and the range of performance for which an incentive will be paid. For 2013, performance measures are the same as in past years. No plan design changes were made in 2013.

Say on Pay and Feedback from Stockholders.    In 2011, Nucor submitted its executive compensation program to an advisory vote of its stockholders and received the support of approximately 91% of the total votes cast at Nucor’s annual stockholders meeting. The Committee pays careful attention to any feedback it receives from stockholders about the executive compensation program, including the say on pay vote. The Committee considered the strong stockholder endorsement in 2011 of the Committee’s decisions and policies and Nucor’s overall executive compensation program in continuing the pay-for-performance program that is currently in place. In 2011, the stockholders also voted, on an advisory basis, to hold an advisory vote to approve executive compensation every three years. Based on the voting results, the Board of Directors adopted a policy that Nucor will include an advisory stockholder vote on executive compensation in its proxy materials on a triennial basis until the next required advisory vote on the frequency of stockholder votes on executive compensation, which will occur no later than Nucor’s annual meeting of stockholders in 2017. This year, Nucor is again submitting its executive compensation program to its stockholders for an advisory say on pay vote.

Stock Ownership Guidelines.    Executive Officers have an opportunity to earn a significant number of Nucor shares. The Committee believes that requiring Executive Officers to hold a significant number of shares aligns their interests with stockholders and has therefore adopted stock ownership guidelines for Nucor’s Executive Officers. The guideline number of shares ranges from 180,000 shares for the Chairman and the Chief Executive Officer to 90,000 shares for Nucor’s executive vice presidents. The Committee has compared these guidelines to those of Nucor’s steel company peers and other industrial and materials companies of similar size and published surveys and found that Nucor’s stock ownership guideline levels are much higher than other companies. Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. On an annual basis, the Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares. If the Committee determines an Executive Officer is not in compliance or has not made sufficient progress toward achieving the ownership guideline, the Committee has the discretion to take action or adjust incentive award payments to concentrate payouts more heavily in Nucor common stock. All Executive Officers were in compliance with the stock ownership guidelines, or had made sufficient progress toward achieving the ownership guideline, as of December 31, 2013.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain Executive Officers that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time-vesting restricted stock units, constitute “performance-based” compensation that is not subject to the Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to Executive Officers must be deductible.

Determination of 2013 Compensation

In making its determinations with respect to executive compensation for fiscal 2013, the Committee was supported by Donovan E. Marks, Nucor’s General Manager of Human Resources, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Committee engaged the services of Pearl Meyer to serve as its independent compensation consultant and, in such capacity, to assist the Committee’s review and determination of the compensation package of the Chief Executive Officer and other Executive Officers. Pearl Meyer also was retained to assist the Committee with additional projects, including reviewing and developing alternatives for the comparator groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of this CD&A. In addition, Pearl Meyer also assisted the Committee with changes in compensation related to the promotion of Mr. Ferriola to the role of Chief Executive Officer and Mr. DiMicco to the role of Executive Chairman, both effective January 1, 2013.

The Committee retained Pearl Meyer directly although, in carrying out its assignments, Pearl Meyer also interacted with Nucor management when necessary and appropriate. Specifically, the General Manager of Human Resources and the Corporate Secretary interacted with Pearl Meyer to provide compensation and performance data for Executive Officers and Nucor. In addition, Pearl Meyer, in its discretion, sought input and feedback from the Executive Chairman, the Chief Executive Officer and the Chief Financial Officer regarding its work product prior to presenting such work product to the Committee to confirm the work product’s alignment with Nucor’s business strategy, determine what additional data needed to be gathered, or identify other issues, if any.

The Committee frequently requested Mr. DiMicco, as Executive Chairman, and Mr. Ferriola, as Chief Executive Officer, to be present at Committee meetings where executive compensation and company performance were discussed and evaluated. Messrs. DiMicco and Ferriola were free to provide insight, suggestions or recommendations regarding executive compensation during these meetings or at other times; however, only independent Committee members were allowed to vote on decisions made regarding executive compensation.

The Committee met separately with the Executive Chairman and the Chief Executive Officer to discuss the compensation package of each, but the Committee made the decisions regarding Messrs. DiMicco’s and Ferriola’s compensation in executive session, based solely upon the Committee’s deliberations. The Committee’s decisions regarding the compensation of other Executive Officers were made after considering recommendations from the Chief Executive Officer.

Compensation Benchmarking

Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation paid is reasonable. Nucor does not set compensation according to benchmark data. The Committee’s only formal relationship with benchmark data is to set base salaries below the median.

The Committee did not have Pearl Meyer benchmark Executive Officers’ compensation in 2012 or 2013 (with the exception noted below with respect to the promotion of Mr. Ferriola to Chief Executive Officer and Mr. DiMicco to Executive Chairman). In 2011, the Committee completed an exercise to understand how the compensation of Executive Officers compared to compensation of the peer group at target and various levels of performance. Nucor’s compensation philosophy is to pay below market when performance is below peers and to pay above market when performance is outstanding. In order to ensure the compensation programs achieve this desired result, the Committee had Pearl Meyer benchmark Nucor’s compensation against the 29 companies listed below at different levels of potential performance (below threshold, target and maximum). The Committee found that Executive Officers were paid below the peer group at all levels of potential performance.

3M Company	Freeport-McMoRan Copper & Gold Inc.	Northrop Grumman Corporation
Air Products and Chemicals, Inc.	General Dynamics Corporation	Paccar Inc.
Alcoa Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Huntsman Corporation	PPG Industries, Inc.
Cummins Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Danaher Corporation	Ingersoll-Rand plc	Raytheon Company
Deere & Company	International Paper Company	Textron Corporation
E.I. du Pont de Nemours and Company	ITT Corporation	Tyco International Ltd.
Eaton Corporation	L-3 Communications	United States Steel Corporation
Emerson Electric Co.	Monsanto Company

Some of the above 29 companies are included in the Steel Comparator Group or the General Industry Comparator Group used in the incentive plans (see the discussion on the use of comparator groups below). However, the 29 companies listed above were chosen based on size and industry while the companies used in the incentive plans are all steel companies in the case of the Steel Comparator Group or met the requirements discussed below in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because most of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

In 2012, the Committee had Pearl Meyer benchmark chief executive officer and executive chairman compensation in anticipation of the promotion of Mr. Ferriola to Chief Executive Officer and Mr. DiMicco to Executive Chairman effective January 1, 2013. In benchmarking chief executive officer compensation, 28 of the above 29 companies were used (dropping ITT Corporation due to its substantial decrease in revenues following the spin-off of two of its businesses). For purposes of benchmarking executive chair compensation, the Committee had Pearl Meyer review the compensation of all executive chairmen of public companies with (i) revenues in excess of approximately $500 million in order to understand the relationship between chief executive officer and executive chairman compensation and (ii) revenues in excess of $4 billion in order to understand the level of executive chairman compensation.

In 2013, the Committee did not use survey information to benchmark executive compensation, although Pearl Meyer shared general compensation trends some of which the Committee understands were based on its knowledge of survey information.

As discussed above, Nucor’s compensation levels were below the market median as compared to the benchmarking peer group across all levels of performance. The recent changes to Nucor’s compensation levels and programs have brought Executive Officer compensation more in line with Nucor’s compensation philosophy. The 2013 changes to the Executive Officer salaries and 2012 changes to the restricted stock program brought the Executive Officer total compensation closer to the market median at threshold and target levels of performance. The compensation programs should deliver between median and 75th percentile levels of compensation when Nucor’s performance is outstanding.

Incentive Plan Performance Comparator Groups

The Committee believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance, the Steel Comparator Group and the General Industry Comparator Group reflected below. These comparator groups are used in the annual and long-term incentive plans as discussed below. The Committee designates the members of each performance comparator group at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

The performance comparator groups for performance periods that began in 2013 are comprised of the following companies:

Steel Comparator Group	General Industry Comparator Group
AK Steel Holding Corporation	3M Company
Commercial Metals Company	Alcoa Inc.
Steel Dynamics, Inc.	Caterpillar Inc.
United States Steel Corporation	Cummins Inc.
Worthington Industries, Inc.	The Dow Chemical Company
General Dynamics Corporation
Illinois Tool Works Inc.
Johnson Controls, Inc.
Parker-Hannifin Corporation
United Technologies Corporation

The Committee has used the following criteria for selecting the companies in the performance comparator groups:

•	The Steel Comparator Group must be a group of not less than five steel industry competitors.

•	The General Industry Comparator Group must be a group of not less than ten companies in capital intensive industries.

•	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

•	Companies included in the General Industry Comparator Group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on product mix (in the case of the Steel Comparator Group) or business changes, performance or product mix (in the case of the General Industry Comparator Group).

The Committee does not use the performance comparator groups for purposes of benchmarking compensation.

Components of Compensation for 2013

Nucor provides four compensation components to Executive Officers:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As described above, these components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, the Committee provides Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for Nucor.

Decisions with regard to the actual amount or value of compensation granted to each executive are based on actual Nucor performance. Individual performance is not taken into account.

Base Salary

The Committee’s goal is to set Executive Officers’ base salaries below the median base salary level for comparable positions at industrial and materials companies based on the 2011 benchmark. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards at-risk incentive compensation. Base salaries for 2013 are as follows:

Executive Officer	Principal Position	2013 Salary	2012 Salary	Increase	Increase %
John J. Ferriola	President and Chief Executive Officer	$900,000	$567,000	$333,000	58.7%
James D. Frias	Executive Vice President, Treasurer and Chief Financial Officer	410,100	365,000	45,100	12.4%
Daniel R. DiMicco	Executive Chairman	925,000	925,000	—	0%
Keith B. Grass	Executive Vice President	434,250	422,000	12,250	2.9%
Ladd R. Hall	Executive Vice President	434,250	400,000	34,250	8.6%
R. Joseph Stratman	Executive Vice President	434,250	400,000	34,250	8.6%
Hamilton Lott, Jr.	Executive Vice President	448,350	427,000	21,350	5.0%

Mr. DiMicco’s salary remained the same as he transitioned to Executive Chairman. Mr. Ferriola’s salary adjustment reflects his promotion to Chief Executive Officer. Mr. Frias received a larger salary adjustment because his salary was below the 2011 median for chief financial officers. The salary adjustments for Messrs. Grass, Hall, Stratman and Lott are consistent with the range of salary adjustments for other Nucor executives.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on Nucor’s annual performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers with the exception of the Executive Chairman, Mr. DiMicco. For 2013, Mr. DiMicco participated in the AIP at a 50% rate (i.e., based on 50% of his salary).

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary, as follows:

•

Seventy-five percent (75%) of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2013, the Committee set the threshold at 3% ROE and the maximum at 20% ROE. The threshold and maximum performance requirements are the same as 2012. If Nucor achieves the threshold ROE, the Executive Officer will earn an incentive award equal to 20% of his base salary. If Nucor’s ROE for the fiscal year is 20% or higher, the Executive Officer will earn an incentive award equal to the maximum 225% of his base salary. A prorated incentive award is earned for ROE between 3% and 20%.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on the change in Nucor’s net sales compared to the change in net sales of members of the Steel Industry Comparator Group (identified above) as follows:

Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75%
2	80%	60%
3	60%	45%
4	40%	30%
5	20%	15%
6	0%	0%

(1)	The table represents potential AIP awards for 2013 net sales performance. Net sales performance is defined as the change in net sales from one year to the next and may be zero or negative. This portion of the incentive is intended to reward performance against other steel companies, not absolute growth. The comparator group for future years may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Only one Executive Officer, Mr. Frias, Nucor’s Chief Financial Officer, Treasurer and Executive Vice President, participates in this deferral program.

2013 Performance

Based on Nucor’s ROE of 6.4% and being ranked second within the Steel Comparator Group for the change in net sales for 2013, Executive Officers earned an award of 60.97% of base salary for the ROE performance measure and an award of 60% of base salary for the change in net sales performance measure for total incentive compensation under the AIP equal to 120.97% of base salary.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance-based Long-Term Incentive Plan (the “LTIP”);

•	Restricted Stock Units (“RSUs”) that vest over time;

•	RSUs that may be granted if certain levels of ROE are achieved; and

•	Stock options.

The Committee believes that half of the three-year LTIP awards should be earned relative to performance as compared to the Steel Comparator Group and half earned relative to performance as compared to the General Industry Comparator

Group. The Committee believes that this plan design provides an incentive to perform better than steel industry competitors, as well as other capital intensive companies. The Committee also believes it is appropriate to provide a level of retention through time vesting RSUs with an opportunity to earn more RSUs, based on performance, that become vested at retirement.

As discussed above, the level of LTIP grants was established in 2003 and reaffirmed in 2008 and 2013 when the plans were approved by stockholders. The Committee periodically benchmarks total compensation to ensure the grant sizes are still competitive and reasonable. As part of a process to bring Executive Officers’ compensation to market, the Committee added an annual grant of stock options beginning in 2010 for the Chief Executive Officer and in 2011 for the other Executive Officers.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the LTIP based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years. The Executive Chairman, Mr. DiMicco, did not participate in the LTIP beginning in 2013. Mr. DiMicco fully participated in the LTIP ending December 31, 2013.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The targets for the performance period ended December 31, 2013 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period	85% of Base Salary	Nucor Stock Price 12/31/10	Target Award Number of Shares	Adjusted Target Award Number of Shares
John J. Ferriola	$525,000	$446,250	$43.82	10,183
James D. Frias	345,000	293,250	43.82	6,692
Daniel R. DiMicco	880,000	748,000	43.82	17,069
Keith B. Grass	401,300	341,105	43.82	7,784
Ladd R. Hall	380,000	323,000	43.82	7,371
R. Joseph Stratman	380,000	323,000	43.82	7,371
Hamilton Lott, Jr. (1)	417,000	354,450	43.82	8,088	6,515

(1)	Because Mr. Lott retired on June 3, 2013, his target performance award has been adjusted by multiplying the target performance award by a fraction, the numerator of which is the number of complete calendar months during the performance period that he was employed by Nucor and participating in the LTIP (29), and the denominator of which is the total number of calendar months in the performance period (36).

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares.

Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% may be earned if Nucor ranks first relative to the Steel Comparator Group (which earns 100% of target) and ranks first or second relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1	100%	1 or 2	100%
2	80%	3 or 4	80%
3	60%	5 or 6	60%
4	40%	7 or 8	40%
5	20%	9	20%
6	0%	10 or 11	0%

(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2013. The comparator group for other performance periods may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2013 Performance

Nucor’s ROAIC of 15.23% for the LTIP performance period that began January 1, 2011 and ended December 31, 2013 was ranked second relative to members of the Steel Comparator Group (2nd out of 6) and ranked tenth relative to the General Industry Comparator Group (10th out of 11).

These rankings resulted in the following performance award as a percentage of targets:

Performance Measure	Percentage Calculated	Ranking	Performance Award as a % of Target Number of Shares
ROAIC—Steel Comparator Group	15.23%	2	80%
ROAIC—General Industry Comparator Group	15.23%	10	0%

			80%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned
John J. Ferriola	10,183	80%	8,146
James D. Frias	6,692	80%	5,353
Daniel R. DiMicco	17,069	80%	13,655
Keith B. Grass	7,784	80%	6,227
Ladd R. Hall	7,371	80%	5,896
R. Joseph Stratman	7,371	80%	5,896
Hamilton Lott, Jr.	6,515	80%	5,212

Nucor paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2014.

Restricted Stock Units

The Committee believes that RSUs align Executive Officers’ interests with those of stockholders and provide significant retentive characteristics. Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, upon the Executive Officer’s retirement (defined below), or upon death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on Nucor’s ROE for the prior fiscal year. Performance RSUs vest upon the Executive Officer’s retirement, death or disability while employed by Nucor. Performance RSUs must be held as long as the participant is employed by Nucor. Performance RSUs are forfeited if the Executive Officer leaves employment other than due to retirement, death or disability. The threshold ROE required for a grant of Performance RSUs is 5%. The maximum number of Performance RSUs is granted for ROE of 20% or more.

The total number of RSUs granted is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of Nucor’s common stock on the last trading day immediately preceding the annual June 1 grant date.

The size of base grants is determined based on the Executive Officer’s position on the grant date. The size of Performance RSU grants is determined based on the Executive Officer’s position as of May 31 of the performance year (2012 in the present case). The following schedule was effective for grants on June 1, 2013:

Position	Base Amount of RSUs Granted Market Value	Performance RSUs Market Value (Based on Prior Fiscal Year ROE)
		5% ROE	10% ROE	12.5% ROE	15% ROE	20% ROE
Executive Chairman	$1,000,000	$750,000	$1,100,000	$1,500,000	$2,250,000	$4,600,000
President and Chief Executive Officer	1,000,000	750,000	1,100,000	1,500,000	2,250,000	4,600,000
Chief Operating Officer	400,000	325,000	500,000	750,000	1,000,000	2,000,000
Chief Financial Officer and Executive Vice Presidents	300,000	325,000	450,000	540,000	1,100,000	1,600,000

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2013 Performance

On June 1, 2013, as a result of 2012 ROE of 6.7%, Executive Officers received the following value of base and Performance RSUs:

	Market Value of RSUs Granted
Executive Officer	Base RSUs	Performance RSUs	Total (1)
John J. Ferriola	$999,962	$384,477	$1,384,439
James D. Frias	299,997	367,475	667,472
Daniel R. DiMicco	999,962	868,968	1,868,930
Keith B. Grass	299,997	367,475	667,472
Ladd R. Hall	299,997	367,475	667,472
R. Joseph Stratman	299,997	367,475	667,472
Hamilton Lott, Jr.	299,997	367,475	667,472

(1)	The actual number of RSUs granted is rounded down to the nearest full share.

Stock Options

On June 1, 2013, the Committee granted options to each Executive Officer in the amounts shown in the table below with the following grant values:

Position	Grant Date Value of Options Granted (1)
Executive Chairman	$600,000
President and Chief Executive Officer	4,000,000
Chief Financial Officer and Executive Vice Presidents	600,000

(1)	The actual number of stock options granted is rounded down to the nearest full option.

The options vest on the third anniversary of their grant or upon the Executive Officer’s death, disability or retirement (same as RSUs above) and have a ten-year term.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers.

Post Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements

Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from Nucor during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

The non-compete and non-solicitation agreements were first implemented in 1999 to protect Nucor from Executive Officers who left our employment to compete with Nucor and/or recruit Nucor employees. Previously a number of senior employees had left to compete with Nucor. Since these agreements have been implemented, no Executive Officer has left Nucor other than to retire. The amount of the non-competition benefit was increased when revised agreements were implemented in 2001 to an amount deemed by the Committee at that time to discourage employees from leaving.

Severance Benefits

Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (i) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (ii) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits

Nucor provides Executive Officers the following benefits in the event of a change in control of Nucor. The benefits do not result in Executive Officers receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in Nucor’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive Officer, 2.5 in the case of the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, Executive Officers participating in Nucor’s severance plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the Chief Financial Officer and 24 months for all others.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested options and RSUs, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, Executive Officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments; no gross ups are provided.

Management Changes in 2014

As discussed above, on December 31, 2013, Mr. DiMicco retired. Effective January 1, 2014, Mr. Ferriola was promoted to Chairman, President and Chief Executive Officer and his salary was increased to $950,000.

Post-Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers (other than Messrs. DiMicco and Lott who retired during 2013) if their employment had terminated on December 31, 2013. All Executive Officers were retirement-eligible as of December 31, 2013.

Name of Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Disability	Death	Change In Control
John J. Ferriola	Non-compete – cash	$6,048,000	$6,048,000	$6,048,000	$6,048,000	$6,048,000	$—	$6,048,000
	Severance – cash	1,715,208	1,715,208	1,715,208	—	1,715,208	1,715,208	9,045,000
	Vesting of restricted stock	—	4,408,387	—	—	4,408,387	4,408,387	4,408,387
	Vesting of stock options	—	4,624,491	—	—	4,624,491	4,624,491	4,624,491
	Restricted stock units – cash	—	—	—	—	—	—	1,848,000
	Pro-rata LTIP	—	—	—	—	—	—	173,378
	Benefits and perquisites	—	—	—	—	—	—	33,225

	Total	$7,763,208	$16,796,086	$7,763,208	$6,048,000	$16,796,086	$10,748,086	$26,180,481

James D. Frias	Non-compete – cash	$2,755,872	$2,755,872	$2,755,872	$2,755,872	$2,755,872	$—	$2,755,872
	Severance – cash	767,419	767,419	767,419	—	767,419	767,419	3,434,588
	Vesting of restricted stock	—	2,865,332	—	—	2,865,332	2,865,332	2,865,332
	Vesting of stock options	—	1,712,417	—	—	1,712,417	1,712,417	1,712,417
	Restricted stock units – cash	—	—	—	—	—	—	660,000
	Pro-rata LTIP	—	—	—	—	—	—	111,600
	Benefits and perquisites	—	—	—	—	—	—	38,821

	Total	$3,523,291	$8,101,040	$3,523,291	$2,755,872	$8,101,040	$5,345,168	$11,578,630

Keith B. Grass	Non-compete – cash	$2,918,160	$2,918,160	$2,918,160	$2,918,160	$2,918,160	$—	$2,918,160
	Severance – cash	1,285,863	1,285,863	1,285,863	—	1,285,863	1,285,863	2,909,475
	Vesting of restricted stock	—	2,535,497	—	—	2,535,497	2,535,497	2,535,497
	Vesting of stock options	—	1,712,417	—	—	1,712,417	1,712,417	1,712,417
	Restricted stock units – cash	—	—	—	—	—	—	660,000
	Pro-rata LTIP	—	—	—	—	—	—	129,037
	Benefits and perquisites	—	—	—	—	—	—	21,368

	Total	$4,204,023	$8,451,937	$4,204,023	$2,918,160	$8,451,937	$5,533,777	$10,885,954

Ladd R. Hall	Non-compete – cash	$2,918,160	$2,918,160	$2,918,160	$2,918,160	$2,918,160	$—	$2,918,160
	Severance – cash	1,178,406	1,178,406	1,178,406	—	1,178,406	1,178,406	2,909,475
	Vesting of restricted stock	—	2,985,383	—	—	2,985,383	2,985,383	2,985,383
	Vesting of stock options	—	1,712,417	—	—	1,712,417	1,712,417	1,712,417
	Restricted stock units – cash	—	—	—	—	—	—	660,000
	Pro-rata LTIP	—	—	—	—	—	—	122,311
	Benefits and perquisites	—	—	—	—	—	—	34,741

	Total	$4,096,566	$8,794,366	$4,096,566	$2,918,160	$8,794,366	$5,876,206	$11,342,487

R. Joseph Stratman	Non-compete – cash	$2,918,160	$2,918,160	$2,918,160	$2,918,160	$2,918,160	$—	$2,918,160
	Severance – cash	879,256	879,256	879,256	—	879,256	879,256	2,909,475
	Vesting of restricted stock	—	2,985,383	—	—	2,985,383	2,985,383	2,985,383
	Vesting of stock options	—	1,712,417	—	—	1,712,417	1,712,417	1,712,417
	Restricted stock units – cash	—	—	—	—	—	—	660,000
	Pro-rata LTIP	—	—	—	—	—	—	122,311
	Benefits and perquisites	—	—	—	—	—	—	23,687

	Total	$3,797,416	$8,495,216	$3,797,416	$2,918,160	$8,495,216	$5,577,056	$11,331,433

Summary Compensation Table

The table below describes the total compensation paid to our Executive Officers in 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(i)	(j)
John J. Ferriola	2013	900,000	—	2,149,439		4,000,000	1,088,730	875	8,139,044
President and Chief Executive Officer (3)	2012	567,000	—	1,451,904		1,000,000	446,569	850	3,466,323
	2011	525,000	—	746,242		1,000,000	896,123	825	3,168,190

James D. Frias	2013	410,100	—	1,140,078		600,000	396,878	875	2,547,931
Chief Financial Officer,	2012	365,000	—	1,085,420		600,000	287,474	850	2,338,744
Treasurer and Executive	2011	345,000	—	740,463		600,000	471,104	825	2,157,392
Vice President

Daniel R. DiMicco	2013	925,000	—	1,868,930	(4)	600,000	559,486	2,400,219	6,353,635
Executive Chairman (3)	2012	925,000	—	2,998,221	(4)	3,854,842	728,530	850	8,507,443
	2011	880,000	—	1,747,993	(4)	4,000,000	1,502,072	825	8,130,890

Keith B. Grass	2013	434,250	—	1,036,584		600,000	525,312	8,925	2,605,071
Executive Vice President	2012	422,000	—	1,133,870		600,000	332,367	8,750	2,496,987
	2011	401,300	—	541,067		600,000	684,979	7,350	2,234,696

Ladd R. Hall	2013	434,250	—	1,036,584		600,000	525,312	875	2,597,021
Executive Vice President	2012	400,000	—	1,115,170		600,000	315,040	850	2,431,060
	2011	380,000	—	522,972		600,000	648,622	825	2,152,419

R. Joseph Stratman	2013	434,250	—	1,036,584		600,000	525,312	875	2,597,021
Executive Vice President	2012	400,000	—	1,115,170		600,000	315,040	850	2,431,060
	2011	380,000	—	522,972		600,000	648,622	825	2,152,419

Hamilton Lott, Jr.	2013	189,167	—	1,048,569	(5)	600,000	228,835	2,280,077	4,346,648
Former Executive Vice	2012	427,000	—	1,138,120	(5)	600,000	336,305	—	2,501,425
President	2011	417,000	—	554,432	(5)	600,000	711,777	825	2,284,034

(1)	The amounts shown represent the grant date fair value of the shares or options awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	For Executive Officers other than Messrs. DiMicco and Lott, the amounts shown in the All Other Compensation column represent matching contributions to 401(k) retirement savings plans. For Mr. DiMicco, who retired on December 31, 2013, the amount shown in 2013 includes $875 of matching contributions to a 401(k) retirement savings plan and $2,399,344 of severance benefits pursuant to Nucor’s severance plan. For Mr. Lott, who retired on June 3, 2013, the amount shown in 2013 includes $1,401,311 of severance benefits pursuant to Nucor’s severance plan and $878,766 earned under his non-compete and non-solicitation agreement.

(3)	Effective January 1, 2014, Mr. Ferriola was promoted to Chairman. Mr. Ferriola succeeded Mr. DiMicco who retired on December 31, 2013.

(4)

Since Mr. DiMicco retired on December 31, 2013, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. Mr. DiMicco did not participate in the LTIP beginning in 2013. For the LTIP beginning in 2012, he will receive 24/36ths of what he would have earned had he been employed for the entire three-year performance period.

(5)

Since Mr. Lott retired on June 3, 2013, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. For the LTIPs beginning in 2013, 2012 and 2011, he will receive 5/36ths, 17/36ths and 29/36ths, respectively, of what he would have earned had he been employed for the entire three-year performance periods.

Grants of Plan-Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2013, the possible payouts under Nucor’s AIP for 2013 and LTIP for the performance periods beginning in 2013.

Name	Grant Date	Committee Approval Date	Award Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)				(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John J. Ferriola	6/1/13	5/8/13	RSP	(1)							31,104			1,384,439	(5)
			AIP	(2)	135,000	1,350,000	2,700,000
	1/1/13	12/5/12	LTIP	(3)				3,545	17,725	35,449				765,000	(6)
	6/1/13	5/8/13	OPT	(4)								266,134	$44.51	4,000,000	(7)

James D. Frias	6/1/13	5/8/13	RSP	(1)							14,996			667,472	(5)
			AIP	(2)	61,515	615,150	1,230,300
	3/10/14	12/5/12	AIP	(8)							2,473			124,021	(9)
	1/1/13	12/5/12	LTIP	(3)				1,615	8,077	16,153				348,585	(6)
	6/1/13	5/8/13	OPT	(4)								39,920	$44.51	600,000	(7)

Daniel R. DiMicco	6/1/13	5/8/13	RSP	(1)							41,989			1,868,930	(5)
			AIP	(2)	69,375	693,750	1,387,500
	1/1/13	12/5/12	LTIP	(3)
	6/1/13	5/8/13	OPT	(4)								39,920	$44.51	600,000	(7)

Keith B. Grass	6/1/13	5/8/13	RSP	(1)							14,996			667,472	(5)
			AIP	(2)	65,138	651,375	1,302,750
	1/1/13	12/5/12	LTIP	(3)				1,710	8,552	17,104				369,112	(6)
	6/1/13	5/8/13	OPT	(4)								39,920	$44.51	600,000	(7)

Ladd R. Hall	6/1/13	5/8/13	RSP	(1)							14,996			667,472	(5)
			AIP	(2)	65,138	651,375	1,302,750
	1/1/13	12/5/12	LTIP	(3)				1,710	8,552	17,104				369,112	(6)
	6/1/13	5/8/13	OPT	(4)								39,920	$44.51	600,000	(7)

R. Joseph Stratman	6/1/13	5/8/13	RSP	(1)							14,996			667,472	(5)
			AIP	(2)	65,138	651,375	1,302,750
	1/1/13	12/5/12	LTIP	(3)				1,710	8,552	17,104				369,112	(6)
	6/1/13	5/8/13	OPT	(4)								39,920	$44.51	600,000	(7)

Hamilton Lott, Jr.	6/1/13	5/8/13	RSP	(1)							14,996			667,472	(5)
			AIP	(2)	67,253	672,525	1,345,050
	1/1/13	12/5/12	LTIP	(3)				1,766	8,830	17,660				381,097	(6)
	6/1/13	5/8/13	OPT	(4)								39,920	$44.51	600,000	(7)

(1)	Represents restricted stock units awarded June 1, 2013 under the 2010 Stock Option and Award Plan (“RSP”).

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2013. The threshold and maximum amounts shown are equal to 15% and 300%, respectively, of each Executive Officer’s base salary, with the exception of Mr. DiMicco. For 2013, Mr. DiMicco participated in the AIP at a 50% rate (i.e., based on 50% of his base salary). While the AIP does not have a stated target amount, the Committee uses 150% as the target for its compensation decisions.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2013-2015 performance period. Earned awards, if any, will be made in March 2016. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares. Mr. DiMicco did not participate in the LTIP beginning in 2013.

(4)	Represents stock options awarded June 1, 2013 under the 2010 Stock Option and Award Plan.

(5)	The awards have been valued using the May 31, 2013 closing stock price of $44.51.

(6)	The target awards have been valued using the December 31, 2012 closing stock price of $43.16.

(7)	The awards have been valued using a Black-Scholes value of $15.03.

(8)	Represents common stock units deferred under the 2013 AIP. The awards were paid in March 2014.

(9)	The awards have been valued using the March 7, 2014 closing stock price of $50.15.

Non-Equity Incentive Plan Awards

Under the AIP, Executive Officers may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the Executive Officer’s base salary, with the exception of Mr. DiMicco who participated in the AIP at a 50% rate in 2013.

For a description of the AIP, please refer to “Annual Incentives” section of the CD&A. While the AIP has no stated target, for planning purposes including compensation benchmarking, the Committee considers target to be 50% of the maximum.

Equity Incentive Plan Awards

Restricted Stock Units (“RSUs”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of RSUs may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three-year period following the date of grant or upon retirement. The ROE-based award vests at retirement. The RSUs were granted on June 1, 2013 and are reported in column (i).

Stock Options

The Committee granted the Executive Officers options to purchase shares of Nucor at an exercise price of $44.51. The options become vested and exercisable on June 1, 2016, with the exception of the options granted to Messrs. DiMicco and Lott which vested and became exercisable upon retirement.

Long-Term Incentive Plan (“LTIP”)

The range of potential grants for the performance period January 1, 2013 through December 31, 2015 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to “Long-Term Incentives” section of the CD&A.

Actual performance for the LTIP performance period ended December 31, 2012 resulted in cash payments and awards of restricted shares on March 10, 2013 as follows:

	Shares Issued (#)	Cash Paid ($)
John J. Ferriola	3,962	171,005
James D. Frias	2,960	127,792
Daniel R. DiMicco	7,288	314,564
Keith B. Grass	3,416	147,452
Ladd R. Hall	3,194	137,858
R. Joseph Stratman	3,194	137,858
Hamilton Lott, Jr.	3,601	155,434

All of the Executive Officers were 55 or older as of March 10, 2013; therefore, the restricted shares vested upon issuance. These shares were granted at the beginning of the performance period, January 1, 2010, and are therefore not reported in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding equity awards for each Executive Officer on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
John J. Ferriola		65,061	(2)	42.34	5/31/21	82,585	(3)	4,408,387	17,724	(4)	946,107
		87,719	(5)	35.76	5/31/22				7,307	(6)	390,048
		266,134	(7)	44.51	5/31/23

		418,914

James D. Frias		39,037	(2)	42.34	5/31/21	53,678	(8)	2,865,332	8,076	(4)	431,097
		52,631	(5)	35.76	5/31/22				4,704	(6)	251,100
		39,920	(7)	44.51	5/31/23

		131,588

Daniel R. DiMicco	241,935			41.43	5/31/20				7,947	(6)	424,211
	260,247			42.34	5/31/21
	338,144			35.76	5/31/22
	39,920			44.51	5/31/23

	880,246

Keith B. Grass		39,037	(2)	42.34	5/31/21	47,499	(9)	2,535,497	8,552	(4)	456,506
		52,631	(5)	35.76	5/31/22				5,438	(6)	290,280
		39,920	(7)	44.51	5/31/23

		131,588

Ladd R. Hall		39,037	(2)	42.34	5/31/21	55,927	(10)	2,985,383	8,552	(4)	456,506
		52,631	(5)	35.76	5/31/22				5,155	(6)	275,174
		39,920	(7)	44.51	5/31/23

		131,588

R. Joseph Stratman		39,037	(2)	42.34	5/31/21	55,927	(11)	2,985,383	8,552	(4)	456,506
		52,631	(5)	35.76	5/31/22				5,155	(6)	275,174
		39,920	(7)	44.51	5/31/23

		131,588

Hamilton Lott, Jr.	39,037			42.34	5/31/21				1,226	(4)	65,444
	52,631			35.76	5/31/22				2,598	(6)	138,681
	39,920			44.51	5/31/23

	131,588

(1)	The awards have been valued using the December 31, 2013 closing stock price of $53.38.

(2)	Represents stock options vesting on June 1, 2014.

(3)	Represents RSUs vesting as follows: 13,578 units vesting on June 1, 2014; 11,218 units vesting on June 1, 2015; 7,489 units vesting on June 1, 2016; and 50,300 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Committee.

(4)	Represents the expected number of restricted shares that will be earned under the LTIP for the 2013-2015 performance period valued using the December 31, 2013 closing stock price. The expected number of restricted shares that will be earned has been calculated based on performance through December 31, 2013.

(5)	Represents stock options vesting on June 1, 2015.

(6)	Represents the expected number of restricted shares that will be earned under the LTIP for the 2012-2014 performance period valued using the December 31, 2013 closing stock price. The expected number of restricted shares that will be earned has been calculated based on performance through December 31, 2013.

(7)	Represents stock options vesting on June 1, 2016.

(8)	Represents RSUs vesting as follows: 7,404 units vesting on June 1, 2014; 5,044 units vesting on June 1, 2015; 2,247 units vesting on June 1, 2016; and 38,983 units vesting upon Mr. Frias’s retirement as defined in the CD&A with the prior approval of the Committee.

(9)	Represents RSUs vesting as follows: 6,617 units vesting on June 1, 2014; 5,044 units vesting on June 1, 2015; 2,247 units vesting on June 1, 2016; and 33,591 units vesting upon Mr. Grass’s retirement as defined in the CD&A with the prior approval of the Committee.

(10)	Represents RSUs vesting as follows: 6,617 units vesting on June 1, 2014; 5,044 units vesting on June 1, 2015; 2,247 units vesting on June 1, 2016; and 42,019 units vesting upon Mr. Hall’s retirement as defined in the CD&A with the prior approval of the Committee.

(11)	Represents RSUs vesting as follows: 6,617 units vesting on June 1, 2014; 5,044 units vesting on June 1, 2015; 2,247 units vesting on June 1, 2016; and 42,019 units vesting upon Mr. Stratman’s retirement as defined in the CD&A with the prior approval of the Committee.

Options Exercised and Stock Vested Table

No stock options were exercised by Executive Officers in 2013. Stock awards vested in 2013 are comprised of restricted stock granted under the LTIP for the performance period ended December 31, 2012 and RSUs issued in 2010, 2011 and 2012. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2013, all of the Executive Officer were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ended December 31, 2012. For Messrs. DiMicco and Lott, stock awards vested in 2013 also include RSUs that vested upon retirement.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John J. Ferriola	—	—	12,375	562,103
James D. Frias	—	—	10,441	473,165
Daniel R. DiMicco	—	—	204,567	10,673,679
Keith B. Grass	—	—	9,335	425,236
Ladd R. Hall	—	—	9,113	414,723
R. Joseph Stratman	—	—	9,113	414,723
Hamilton Lott, Jr.	—	—	68,286	3,049,673

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by the Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawls / Distributions ($)	Aggregate Balance at Last FYE ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)
James D. Frias	—	—	162,918	—	850,935

(1)	Mr. Frias did not elect to defer any shares under the AIP for the year ended December 31, 2012.

(2)	Represents the increase in the value of the units due to the change in stock price from $43.16 at December 30, 2012 to $53.38 at December 31, 2013.

(3)	Represents 15,941 deferred units valued at the December 31, 2013 closing stock price of $53.38. Of the amount shown in this column, $202,091 was reported in the Summary Compensation Tables of Nucor proxy statements for previous years.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Harvey B. Gantt

Gregory J. Hayes

Bernard L. Kasriel

Christopher J. Kearney

Raymond J. Milchovich

John H. Walker

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2013. There are no equity compensation plans that have not been approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	4,503,191	(2)	$40.47	(3)	11,724,743	(4)

(1)	Includes the AIP, the LTIP, the 2005 Stock Option and Award Plan (the “2005 Plan”) and the 2010 Stock Option and Award Plan (the “2010 Plan”). The 2010 Plan was approved by Nucor’s stockholders at the 2010 annual meeting. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan prior to the 2010 annual meeting remain outstanding in accordance with their terms.

(2)	Includes 103,641 deferred stock units awarded and outstanding under the AIP; 277,650 deferred stock units awarded and outstanding under the LTIP; 2,088,688 stock options awarded and outstanding under the 2010 Plan; 448,568 RSUs awarded and outstanding under the 2005 Plan; and 1,584,644 RSUs awarded and outstanding under the 2010 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.

(4)	Represents 1,238,423 shares available under the AIP and LTIP, no shares available under the 2005 Plan and 10,486,320 shares available under the 2010 Plan.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the 1934 Act, Nucor is requesting stockholder approval of the compensation of its named executive officers (“Executive Officers”), which is described in the Compensation Discussion and Analysis, or CD&A, compensation tables and accompanying narrative discussion of this proxy statement.

Nucor currently holds its say-on-pay vote every third year. Stockholders were most recently asked to approve the compensation of Nucor’s Executive Officers at the Company’s 2011 annual meeting of stockholders, and stockholders overwhelmingly approved the Company’s executive compensation with approximately 91% of the votes cast in favor. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017.

As described in the CD&A, compensation for all employees at Nucor, including Executive Officers, is performance based. Nucor pays for results. The executive compensation plans are designed to pay well when performance is outstanding and, conversely, to pay below the market median level of compensation when performance is poor. This is accomplished through a compensation program for Executive Officers that is balanced but highly leveraged – a significant portion of each executive’s potential compensation is variable and based on results achieved. Executive Officer compensation is earned under incentive plans that are based on Nucor’s performance and the value delivered to its stockholders. Stock ownership requirements and the design of the long-term incentives ensure that Executives Officers are significantly exposed to Nucor’s financial performance and changes in stock price, thereby aligning their interests with stockholders’ interests.

The Compensation and Executive Development Committee of the Board monitors and reviews the compensation plans to ensure that they continue to support Nucor’s unique culture, including its ability to attract, retain and motivate its workforce. This committee also regularly reviews the programs to ensure that they are not reasonably likely to incentivize Executive Officers to take risks that could have a material adverse impact on Nucor. Stockholders are urged to read the CD&A, along with the accompanying compensation tables and the related narrative disclosure, which more thoroughly discuss the compensation policies and procedures. The Compensation and Executive Development Committee and the Board believe that these policies and procedures are effective in implementing the overall compensation philosophy.

This vote is an advisory vote, which means that the stockholder vote on this proposal is not binding on Nucor or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Nucor or the Board. However, the Compensation and Executive Development Committee values the opinions expressed by Nucor’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for Nucor’s Executive Officers.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR the below advisory resolution approving the compensation paid to Executive Officers. Unless otherwise specified, proxies will be voted FOR the resolution.

RESOLVED, that the compensation paid to Nucor’s Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and related narrative discussion included in this proxy statement, is hereby APPROVED.

PROPOSAL 4

APPROVAL OF THE NUCOR CORPORATION 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

The Board of Directors proposes that stockholders approve the Nucor Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”). Nucor’s Board of Directors has approved the 2014 Plan, subject to stockholder approval.

Introduction

Nucor currently maintains the Nucor Corporation 2010 Stock Option and Award Plan (the “2010 Plan”) under which Nucor may award stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares to Nucor’s key employees and directors. The 2010 Plan was originally approved by Nucor’s stockholders in 2005. In 2010, Nucor’s stockholders approved a small net decrease in the number of shares available for awards under the 2010 Plan and extended the term of the 2010 Plan to June 30, 2020.

If the stockholders approve the 2014 Plan, no new awards will be made under the 2010 Plan. The termination of Nucor’s grant authority under the 2010 Plan, however, will not affect any awards outstanding under that Plan. If the stockholders do not approve the 2014 Plan, Nucor will continue to have the authority to grant awards under the 2010 Plan.

The Board of Directors adopted the 2014 Plan and proposes that stockholders approve the 2014 for the following reasons:

Incentive and Equity-Based Awards Are Essential Elements of Nucor’s Compensation Program.    The Board of Directors firmly believes that performance-based incentive awards, stock options and other equity-based incentive awards play an important role in the Company’s ability to recruit, compensate and retain key employees and directors. Equity awards also strongly link the interests of Nucor’s stockholders with the interests of key employees who have the ability to enhance the value of the Company and encourage employee stock ownership.

The 2014 Plan is a Flexible “Omnibus” Incentive Compensation Plan.    The 2014 Plan is an “omnibus” incentive compensation that will provide the Compensation and Executive Development Committee (“the Committee”) more flexibility than the 2010 Plan to design and award a broad array of incentive awards to eligible participants, including cash incentive awards. The Board of Directors believes this future flexibility will allow the Committee to implement necessary changes in the Company’s incentive and equity-based compensation program in response to changes in the Company, its industry and market-based executive compensation practices.

Satisfaction of Internal Revenue Code Section 162(m) Performance-Based Compensation Requirements.    Performance-based awards under the Company’s incentive compensation plans are intended to comply with the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code. One of the “performance-based compensation” requirements is that the material terms of the performance goals under which compensation may be earned must be disclosed to and approved by stockholders every five years. It has been four years since the most recent stockholder approval of the performance goals under the 2010 Plan. The following summary is intended to satisfy the Section 162(m) disclosure requirement, and stockholder approval of the 2014 Plan is intended to permit the award of “performance-based compensation” that satisfies the approval requirements of Section 162(m) of the Internal Revenue Code through 2019.

Adequate Shares Will Be Available for Future Awards.    As of the date of this proxy statement, approximately 10.5 million shares of common stock remain available for future awards under the 2010 Plan. The number of shares of common stock that will initially be available for awards under the 2014 Plan will be 13.0 million shares, which represents a net increase in the number of shares available for awards of approximately 2.5 million shares. The Board of Directors believes the shares available under the 2014 Plan will support the future administration of Nucor’s executive compensation program through approximately the end of 2019.

Summary of the 2014 Plan

The principal features of the 2014 Plan are summarized below. This summary is not intended to be a complete description of the 2014 Plan and is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached to this proxy statement as Appendix A.

Plan Administration

The 2014 Plan will be administered by the Committee, which has authority to select the persons eligible to receive awards, determine the types of awards and number of shares to be awarded, and set the terms, conditions and provisions of the awards consistent with the 2014 Plan. The Committee has plenary authority to resolve any and all questions arising under the 2014 Plan.

The 2014 Plan provides that no member of the Board of Directors, the Committee or any employee of Nucor will be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the 2014 Plan. The Company will indemnify each such person for any liability or expense (including attorneys’ fees) resulting from any action, suit or proceeding to which such person may be a party by reason of any action taken or omitted to be taken under the 2014 Plan.

Eligibility

Any director, employee, officer or consultant of or to Nucor or its affiliates selected by the Committee for participation is eligible to participate in and receive awards under the 2014 Plan. A total of 376 employees currently participate in the 2010 Plan. Seven members of the Board of Directors who are not Nucor employees also participated in the 2010 Plan. The Board of Directors anticipates that substantially the same number of employees and eight non-employee directors will participate in the 2014 Plan.

Equity-Based Incentive Awards

Stock Options.    The Committee may grant stock options, which entitle the participant to purchase shares at a price equal to or greater than their fair market value on the date of grant. Stock options may include incentive stock options, non-qualified stock options, or any combination thereof. Each grant must specify the period of continuous employment that is necessary before the stock option becomes exercisable and may specify “performance objectives” that must be achieved as a condition to exercise the option. No stock option may be exercisable more than ten years from the date of grant or provide for the payment of dividend equivalents to the holder of the option.

Restricted Stock; Restricted Stock Units.    The Committee may issue or transfer shares under a restricted stock or restricted stock unit grant. Any such grants to employees must set forth a restriction period of at least three years during which the shares are subject to a substantial risk of forfeiture and may not be transferred. The Committee may provide for the earlier termination of the restriction period in the event of retirement, death or disability. In addition, a restricted stock or restricted stock unit grant for up to a maximum of one hundred (100) shares may be granted to an employee who is not an officer without minimum vesting if such grant is based on the length of the employee’s continuous full-time service and up to five percent (5%) of the shares authorized under the 2014 Plan may be awarded as restricted stock or restricted stock units without any minimum vesting requirements. Restricted stock and restricted stock units may be subject to “performance objectives” that, if achieved, will result in termination or early termination of the restrictions applicable to the shares or units. A restricted stock or restricted stock unit grant may require that any dividends paid with respect to the restricted stock or the restricted stock units during the restriction period be deferred and reinvested in additional restriction stock or restricted stock units subject to the same restrictions as the underlying award.

Appreciation Rights.    The Committee may grant Appreciation Rights, which represent the right to receive from the Company an amount, determined by the Committee and expressed as a percentage not exceeding 100% of the difference between the base price established for the Appreciation Rights and the market value of the shares on the date of exercise. Each Appreciation Right must have a base price that is not less than the fair market value of the shares on the date of grant and specify the period of continuous employment that is necessary before the Appreciation Right becomes exercisable (except that the Appreciation Right may provide for the earlier exercise in the event of retirement, death or disability). Appreciation Rights may specify that the amount payable on exercise may be paid in cash, in shares or in any combination thereof, and Appreciation Rights may specify “performance objectives” that must be achieved as a condition to the exercise of the Appreciation Right. No appreciation right may be exercisable more than ten years from the date of grant or provide for the payment of dividend equivalents to the holder of the right.

Performance Shares and Units.    A performance unit is the equivalent of $1.00 and a performance share is the equivalent of one share of Nucor common stock. Performance units and shares will be subject to one or more “performance objectives” that must be met within a specified period of not less than one year (the “performance period”). The specified performance period may be subject to earlier termination in the event of retirement, death or disability. The Committee will also establish a minimum level of acceptable achievement. At the end of the performance period, a determination will be made regarding the extent to which the “performance objectives” have been met. To the extent earned, the performance units or performance shares will be paid to the participant at the time and in the manner determined by the Committee in cash, shares or any combination thereof. The grant may provide for the payment of dividend equivalents in cash or in shares on a current, deferred or contingent basis.

Incentive Awards

Incentive awards may be made to participants based on the Company’s achievement of one or more “performance objectives” that must be met within a specified period (the “performance period”). Following the completion of a performance period, the Committee will evaluate the Company’s achievement of the performance objectives. No incentive award may be paid without a determination by the Committee that the performance objectives have been met.

Other Awards

Other awards may be granted that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the shares. In addition, cash awards, as an element of or supplement to any other award granted under the 2014 Plan, may also be granted. Shares may also be granted as a bonus or in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2014 Plan or under other plans or compensatory arrangements.

Performance Objectives

The 2014 Plan requires that the Committee establish “performance objectives” for purposes of incentive awards and awards of performance shares and performance units. When so determined by the Committee, stock options, Appreciation Rights, restricted stock and dividend equivalents may also be subject to the achievement of performance objectives established by the Committee. Performance objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or a subsidiary in which the participant is employed. The performance objectives may be made relative to the performance of other corporations. The performance objectives applicable to any award to a “covered employee” as defined in Section 162(m) of the Internal Revenue Code will be based on specified levels of or growth in one or more of the following criteria: (i) the Company’s net income or pre-tax earnings, (ii) the Company’s net income or pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), (iii) the achievement by the Company, a Subsidiary or an operating unit of stated objectives with respect to profitability, return on equity, earnings per share, total earnings, return on capital or return on assets, (iv) the Fair Market Value of Common Shares, (v) revenues, (vi) total stockholder return, (vii) operating earnings or margin, (viii) economic profit or value created, (ix) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures or (x) any combination of the foregoing. Performance objectives may be stated as a combination of the listed factors. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may in its discretion modify such performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code.

Non-competition and Non-solicitation

The Committee may require that an award held by a participant will be canceled if the participant competes with the Company, solicits or offers employment to any employee of the Company or solicits or attempts any customer of the Company to alter its business with the Company within a period of up to two years after the participant terminates employment with the Company. The Committee may also require a participant who engages in any such activity to return to the Company the economic value the participant received from the exercise or redemption of an award within the six month period prior to the date the participant engaged in such activity.

Recoupment of Awards

The Committee may require, as a condition to any award, a participant to agree to reimburse the Company for all or any portion of an award, terminate or rescind an award, or recapture any shares issued pursuant to an award in connection with any recoupment or clawback policy adopted by the Committee.

Transferability

Stock options and other derivative securities awarded under the 2014 Plan generally will not be transferable by a participant other than by will or the laws of descent and distribution. Any award made under the 2014 Plan may provide that any shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Change in Control

The 2014 Plan provides that in the event of a change in control of Nucor, unless otherwise provided in an individual award agreement or unless provision is made in connection with the change of control for assumption of or substitution for awards previously granted, then:

•	Any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;

•

All performance units, performance shares and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and the greater of actual or “target” performance levels had been attained; and

•

All other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to the change of control.

A change in control is defined to mean (i) a change in the composition of a majority of the Board of Directors that is not supported by the incumbent members of the Board, (ii) an acquisition by any individual, entity or group of beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or (iii) the consummation of a merger, reorganization, consolidation, liquidation, dissolution or similar whereby the stockholders immediately before the transaction do not own securities representing more than 50% of the voting power of the securities of the surviving company and the directors before the transaction do not comprise a majority of the directors of the surviving company.

Shares Available for Awards; Award Limitations; Changes in Capitalization

Subject to adjustment as provided below, the aggregate number of shares of Nucor common stock that may be delivered pursuant to awards granted under the 2014 Plan would be 13.0 million shares. Such shares may be original issue shares, treasury shares or a combination of original issue and treasury shares.

The Committee may adopt reasonable counting procedures to ensure appropriate counting of the number of shares available under the 2014 Plan or in any award granted under the 2014 Plan if the number of shares actually delivered differs from the number of shares previously counted in connection with an award. Shares of common stock subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of shares to the participant will again be available for awards. Shares withheld in payment of the exercise price or taxes relating to an award and shares surrendered in payment of any exercise price or taxes relating to an award will be considered delivered to the participant and will not be available for awards under the 2014 Plan. In addition, if the amount payable upon exercise of an Appreciation Right is paid in shares, the total number of shares subject to the Appreciation Right will be considered delivered to the participant (regardless of the number of shares actually paid to the participant) and will not be available for awards under the Plan.

Under the 2014 Plan, no participant may receive in any calendar year (i) award(s) of stock options and stock appreciation rights for more than 500,000 shares, (ii) award(s) of performance shares and restricted shares specifying performance objectives covering more than 200,000 shares, (iii) performance units having an aggregate value as of their respective dates of grant in excess of $5 million or (iv) a cash incentive award of more than $10 million.

In the event of any change in the number of outstanding shares of Nucor common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of common stock with respect to which awards may be made under the 2014 Plan, the annual limit on individual awards and the terms, types of shares and number of shares of any outstanding awards under the 2014 Plan will be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for the Company and the participant. In the event of any such corporate transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2014 Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

Amendment and Termination

The Board of Directors may at any time further amend the 2014 Plan; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the New York Stock Exchange will not be effective unless and until such approval has been obtained. The 2014 Plan specifically prohibits the re-pricing of stock options or appreciation rights without stockholder approval. In addition, the 2014 Plan provides that, without stockholder approval, neither the Committee nor the Board of Directors can authorize any option grant to provide for “reload” rights (i.e., the automatic grant of stock options to the participant upon the exercise of options using shares or other equity).

No grants under the 2014 Plan may be made after December 31, 2023, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2014 Plan.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2014 Plan. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Incentive Awards.    A participant will recognize ordinary income for the full amount of an incentive award under the 2014 Plan when the award is paid to the participant.

Non-qualified Stock Options.    No income will be recognized by an optionee upon the grant of a non-qualified stock option. At the time of exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of a sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as short-term or long-term capital gain (or loss) depending on the holding period.

Incentive Stock Options.    No income will be recognized by an optionee upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the shares on the exercise date over the option price will be included in the optionee’s income for purposes of the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights.    No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant will be required to include as ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

Performance Units and Performance Shares.    No income will be recognized upon the grant of performance units or performance shares. Upon earn-out of performance units or performance shares, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by an amount, if any, paid by the participant for the restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Code Section 83 (“Restrictions”). However, a participant who so elects under Code Section 83(b) within 30 days of the date of receipt of the shares will have taxable ordinary income on the date of receipt of the shares equal to the excess of the fair market value of the shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted stock. If a Code Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services generally will be entitled to a corresponding deduction. In addition, certain awards granted under the 2014 Plan will be exempt from Section 162(m) of the Internal Revenue Code of 1986 and the regulations thereunder, which places a $1,000,000 limit on the federal income tax deduction that may be taken by a public company for compensation paid to each of its chief executive officer and the three highest compensated officers (other than the chief financial officer) listed in the Summary Compensation Table.

Future Benefits Under the 2014 Plan

The Committee has made no determination as to future grants or awards under the 2014 Plan. However, the Committee intends to make future incentive, stock option and restricted share awards under the 2014 Plan consistent with past practice. The closing price of Nucor common stock on the New York Stock Exchange on February 28, 2014 was $50.24.

Prior Benefits Under the 2010 Plan

The following table summarizes awards granted during 2011, 2012 and 2013 under the 2010 Plan.

		Type of Award
Year	Grantee	Stock Options	Restricted Stock Units	Restricted Stock
2011	CEO	260,247	23,618	—
	Named Executive Officers (other than CEO)	182,172	23,616	—
	Other Employees	117,111	421,339	—
	Non-Employee Directors	—	21,609	2,952

	Total	559,530	490,182	2,952

2012	CEO	338,144	61,856	—
	Named Executive Officers (other than CEO)	245,612	92,155	—
	Other Employees	157,893	921,654	—
	Non-Employee Directors	—	25,584	3,495

	Total	741,649	1,101,249	3,495

2013	CEO	266,134	31,104	—
	Named Executive Officers (other than CEO)	239,520	116,969	—
	Other Employees	39,920	617,345	—
	Non-Employee Directors	—	23,363	—

	Total	545,574	788,781	—

In addition to the awards shown above under the 2010 Plan, Nucor’s senior officers earned a total of 371,006 shares under the Company’s Annual and Long Term Incentive Plans during the three year period ended December 31, 2013.

Overhang and Run Rate

In connection with its adoption of the 2014 Plan, the Board of Directors reviewed the dilutive effect of the Company’s equity compensation on its stockholders (sometimes called “overhang”). As of December 31, 2013, assuming approval of the 2014 Plan and no future grants under the 2010 Plan, the total overhang would be approximately 5.6%.

For the purpose of calculating the overhang in the previous paragraph, Nucor uses “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, restricted stock units and deferred stock units plus shares available for future grants under all plans, and Amount B equals the sum of total shares of Nucor common stock outstanding plus Amount A. As of December 31, 2013: (i) the number of outstanding options, restricted stock units and deferred stock units was 4.503 million; (ii) the number of shares available for future grants under all Nucor plans assuming approval of the 2014 Plan equals 14.238 million (this number does not include shares available under the 2010 Plan, which would not be issued); and (iii) the number of shares of common stock outstanding equals 318.328 million. The table on page 37 sets forth additional information regarding shares of Nucor common stock that may be issued under Nucor’s equity compensation plans.

The Board of Directors also reviewed the rate at which the Company grants equity awards relative to its shares of common stock outstanding (sometimes referred to as the “run rate”). Over the past three fiscal years, the annual share usage has averaged less than 0.5% of common shares outstanding.

Vote Recommendation

Nucor’s Board of Directors recommends a vote FOR approval of the 2014 Plan. Unless otherwise specified, proxies will be voted FOR the 2014 Plan.

PROPOSAL 5

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund (the “Union”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of the Company’s shares held by the Union will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Nucor Corporation’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past eight years, nearly 87% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. Nucor Corporation’s Board of Directors continues to persistently oppose the adoption of a majority vote standard. Despite the Board’s opposition, the majority vote standard proposal has received strong shareholder support at previous years’ annual meetings.

Nucor has not established a majority vote standard, retaining its plurality vote standard, despite the fact that most of its self-identified peer companies including 3M Company, Praxair, Raytheon, Alcoa, Cummins, Deere & Co, DuPont, and General Dynamics have adopted majority voting. A majority vote standard combined with the Company’s current post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Nucor Corporation, while reserving for the Board an important post-election role. It is time for the Nucor Board to join the mainstream of major U.S. companies and establish a majority vote standard for uncontested director elections.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. The Union presented substantially similar proposals at each of the last eight annual meetings of Nucor stockholders, and on each occasion Nucor’s stockholders have defeated the proposal. Notably, our stockholders’ support for the Union’s proposals at the prior four annual meetings has not exceeded 31% of shares outstanding and has never exceeded 36% of shares outstanding. Despite the clear opposition of Nucor’s stockholders to the proposal each year that it has been presented, the Union has submitted its proposal again this year. We ask our stockholders once again to recognize the benefits of Nucor’s current director election policies and to reject this proposal.

Consistent with our stockholders’ historic opposition to this proposal, we continue to believe that Nucor’s current director election policies are in the best interests of our stockholders and do not need to be changed. In fact, our current director election policies give stockholders a meaningful role in the director election process by increasing director accountability. These policies are set forth in Nucor’s Corporate Governance Principle and produce a result that is substantially similar to what would be produced under the proposal’s majority vote standard while avoiding the problems associated with adopting a majority vote standard.

Our Corporate Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. As the Union acknowledges, a post-election resignation policy such as Nucor’s current policy would be essential even if Nucor adopted the Union’s Proposal, since the Board of Directors must have appropriate flexibility to deal with the complex issue of how to respond if a Nucor director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election. Because Nucor has already adopted this important post-election resignation governance feature and because this policy already effectively addresses situations where a nominee fails to receive a majority of votes cast (including the extreme example cited by the Union where a nominee may receive only a single affirmative vote), adopting the Union’s proposed majority vote standard is unnecessary and would only add uncertainty to the director election process.

In addition to the instability that would be caused if a “failed” election left one or more seats vacant on the Board of Directors, the majority vote standard suffers from uncertainty resulting from relative inexperience in applying the standard to the election of directors. In 2006, a Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

Although the Union notes that some public companies have adopted majority voting, many of these companies have done so only in the last several years. As a result, the majority vote standard still suffers from a vast experience deficit in comparison to the long-established plurality vote system. While the Board continues to monitor developments in the use of the majority vote standard, we believe that it is in the best interests of our stockholders to continue to use the well-understood plurality voting system along with our Corporate Governance Principle.

Retaining the plurality vote standard, which is used by numerous public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders, unlike the stockholders of most public companies, have the right to express their preferences by cumulating their votes. Cumulative voting uniquely enhances the voting power of minority stockholders by allowing stockholders to cast all of their available votes in director elections for a single director nominee. The Corporate Governance Principle, unlike the proposal, has the benefit of not interfering with cumulative voting in director elections. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws and a wide range of commentators to conclude that majority voting should not apply to public companies that allow cumulative voting. While such commentators recommend against the concurrent use of majority voting and cumulative voting, the states of Washington and California actually restrict or prohibit a public company from adopting a majority vote standard if that company also permits cumulative voting.

Other public companies have taken these criticisms and concerns seriously by acting to eliminate cumulative voting in order to avoid a conflict with the majority voting system. Examples of companies that eliminated cumulative voting in connection with the adoption of a majority voting standard include Mattel, Inc., Northern Trust Corporation, PPG Industries, Inc., the J.M. Smucker Company and the Southern Company. Because of the potential risk to Nucor’s stockholders if both cumulative voting and majority voting were in effect for director elections, we believe Nucor would need to eliminate the right of stockholders to cumulate their votes in director elections if the Union’s majority voting proposal is approved by stockholders. Such a change would be detrimental to the ability of Nucor’s minority stockholders to have their voice heard in director elections.

The Union’s proposal makes a generic, one-size-fits-all argument with respect to director elections. This approach is neither necessary nor appropriate for Nucor. Under the current plurality vote standard, Nucor’s director nominees have, on average over the past five years, received from its stockholders the affirmative vote of approximately 97% of the shares cast in director elections. Adoption of the Union’s proposal is not necessary, has no historical basis for application at Nucor and would do nothing to improve the functioning of Nucor’s current election policies while introducing new risks of instability and uncertainty.

Vote Recommendation

For the foregoing reasons, Nucor’s Board of Directors recommends a vote AGAINST this proposal. Unless otherwise specified, proxies will be voted AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the 2014 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment or postponement thereof, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2015 annual meeting of stockholders must be received by Nucor not later than November 25, 2014. Any stockholder proposal intended to be presented at the 2015 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor not less than 120 days nor more than 150 days before the first anniversary of the 2014 annual meeting of stockholders. As a result, any proposals received earlier than December 9, 2014 or later than January 8, 2015 may be excluded from the meeting. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 or faxed to her attention at (704) 943-7207.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Inc. to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement and annual report.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 and (704) 366-7000.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

John J. Ferriola

Chairman, President and Chief Executive Officer

March 25, 2014

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY OR VOTING

INSTRUCTON CARD IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

Appendix A

NUCOR CORPORATION

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

NUCOR CORPORATION

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

NUCOR CORPORATION

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

ARTICLE I

INTRODUCTION

The Company hereby adopts and establishes the Nucor Corporation 2014 Omnibus Incentive Compensation Plan to promote the interests of the Company and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its Affiliates and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

ARTICLE II

DEFINITIONS; CONSTRUCTION

Section 2.1 Definitions. For purposes of the Plan, capitalized terms used herein shall have the following meanings:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Appreciation Right” means a right granted pursuant to Article VI.

“Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of Stock Options, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Restricted Share Units or Incentive Awards awarded under the Plan. An Award Agreement may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

“Base Price” means the price used as the basis for determining the Spread upon the exercise of an Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any one of the following events:

(a) individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be an Incumbent Director;

(b) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this subsection (b) shall not be a Change in Control if it is the result of any of the following acquisitions: (i) an acquisition directly by or from the Company or any Subsidiary; (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

(c) the consummation of a reorganization, merger, consolidation, statutory share exchange, liquidation, dissolution or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless immediately following such Reorganization or Sale: (i) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (ii) no person (other than (x) the Company, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of twenty-five percent (25%) or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the foregoing criteria, a “Non-Qualifying Transaction”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

“Committee” means the Compensation Committee of the Board or such other committee described in Article XII.

“Company” means Nucor Corporation, a Delaware corporation and any successor thereto.

“Common Share” means a share of the common stock, par value of $0.40, of the Company or any security into which such share may be changed by reason of any transaction or event of the type referred to in Article XI.

“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Committee on which a grant of Stock Options, Appreciation Rights, Performance Units, Performance Shares or Incentive Awards or a grant or sale of Restricted Shares or Restricted Share Units shall become effective.

“Director” means a member of the Board of Directors of the Company.

“Disability” means “disability” or “disabled” as defined in any long-term disability plan sponsored by the Company or a Subsidiary in which the Participant participates. In the event the Participant does not participate in any long-term disability plan sponsored by the Company or a Subsidiary, “disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. No Participant shall be considered to have a Disability unless he or she furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may require.

“Effective Date” means January 1, 2014, subject to approval of the Plan by the Company’s stockholders at the 2014 annual meeting of the Company’s stockholders or any adjournment thereof.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” of a Common Share on any given date means (a) the closing price of such Common Share as reported on the New York Stock Exchange composite tape on the immediately preceding day or (b) if Common Shares were not traded on the New York Stock Exchange on such day, then on the next preceding day that Common Shares were traded on such exchange, all as reported by such source as the Committee may select.

“Incentive Award” shall mean a cash award to a Participant pursuant to Article VIII.

“Incentive Stock Options” means Stock Options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Optionee” means the optionee named in an Award Agreement evidencing an outstanding Stock Option.

“Option Price” means the purchase price payable on exercise of a Stock Option.

“Participant” means any director, officer, employee or consultant of the Company or its Affiliates who is selected by the Committee to receive an award under the Plan.

“Performance Objectives” means the measurable performance objective or objectives established pursuant to the Plan for Participants who have received grants of Performance Units or Performance Shares, Incentive Awards or, when so determined by the Committee, Stock Options, Appreciation Rights, Restricted Shares and Restricted Share Units. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be made relative to the performance of other corporations. The Performance Objectives applicable to any award to a Covered Employee shall be based on specified levels of or change in one or more of the following criteria: (i) the Company’s net income or pre-tax earnings, (ii) the Company’s net income or pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short-term investments), (iii) the achievement by the Company, a Subsidiary or an operating unit of stated objectives with respect to profitability, return on equity, earnings per share, total earnings, return on capital or return on assets, (iv) the Fair Market Value of Common Shares, (v) revenues, (vi) total stockholder return, (vii) operating earnings or margin, (viii) economic profit or value created, (ix) strategic business criteria consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, human resources management, supervision of litigation or information technology or acquisitions or divestitures of subsidiaries, affiliates or joint ventures or (x) any combination of the foregoing. Performance Objectives may be stated as a combination of the listed factors. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Article XI of the Plan) render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

“Performance Period” means, in respect of a Performance Unit, Performance Share or Incentive Award, a period of time established pursuant to Article VII or VIII within which the Performance Objectives relating to such Performance Share, Performance Unit or Incentive Award are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article VII.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Article VII.

“Plan” means the Nucor Corporation 2014 Omnibus Incentive Compensation Plan, as set forth herein and as amended from time to time.

“Restricted Share” means a Common Share granted or sold pursuant to Article V of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Article V has expired.

“Restricted Share Unit” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article V.

“Retirement” means the voluntary termination of a Participant’s employment after the date the Participant has attained such age and completed such years of service as may be specified by the Committee, and if required in the Award Agreement, with the approval of the Committee.

“Spread” means the excess of the Fair Market Value on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

“Stock Option” means the right to purchase Common Shares from the Company upon the exercise of an option granted pursuant to Article IV.

“Subsidiary” means a corporation, company or other entity which is designated by the Committee and in which the Company has a direct or indirect ownership or other equity interest, provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

Section 2.2 Construction. Whenever used herein, unless the context clearly indicates otherwise, a pronoun in the masculine gender shall include the feminine gender, and the singular shall include the plural and the plural the singular. The conjunction “or” shall include both the conjunctive and disjunctive, and the adjective “any” shall mean one or more or all. Article, section and paragraph headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. A reference to a “Section” or an “Article” means a Section or Article of the Plan and not of another source unless another source is specified or clearly indicated. Any reference in the Plan to the masculine gender is for convenience of expression only and includes the feminine gender unless the context clearly indicates otherwise.

ARTICLE III

COMMON SHARES SUBJECT TO THE PLAN

Section 3.1 General. Subject to adjustment as provided in Article XI, the number of Common Shares that may be issued or transferred from and after the Effective Date (a) upon the exercise of Stock Options or Appreciation Rights, (b) as Restricted Shares and released from substantial risks of forfeiture thereof, (c) in payment of Restricted Share Units that have become vested, (d) in payment of Performance Units or Performance Shares that have been earned, (e) in payment of awards granted under Article IX or (f) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 13,000,000 Common Shares. Such Common Shares may be shares of original issuance, treasury shares or a combination of the foregoing.

Section 3.2 Share Counting. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in the number of Common Shares available under Section 3.1 or otherwise specified in the Plan or in any award granted hereunder if the number of Common Shares actually delivered differs from the number of Common Shares previously counted in connection with an award, provided such counting procedures comply with the requirements of this Section 3.2. Common Shares subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Shares to the Participant will again be available for awards. Common Shares withheld in payment of the exercise price or taxes relating to an award and Common Shares surrendered in payment of any exercise price or taxes relating to an award shall be considered Common Shares delivered to the Participant and shall not be available for awards under the Plan. In addition, if the amount payable upon exercise of an Appreciation Right is paid in Common Shares, the total number of Common Shares subject to the Appreciation Right shall be considered Common Shares delivered to the Participant (regardless of the number of Common Shares actually paid to the Participant) and shall not be available for awards under the Plan. This Section 3.2 shall apply to the number of Common Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Treasury regulations relating to Incentive Stock Options under the Code.

Section 3.3 Award Limitations. Notwithstanding any other provision of the Plan to the contrary, in no event shall any Participant in any calendar year receive:

(a) an award of Stock Options and Appreciation Rights, in the aggregate, for more than 500,000 Common Shares, subject to adjustment as provided in Article XI;

(b) an award of Performance Shares, Restricted Shares or Restricted Share Units specifying Performance Objectives covering more than 200,000 Common Shares, subject to adjustment as provided in Article XI;

(c) Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $5,000,000; or

(d) an Incentive Award of more than $10,000,000.

ARTICLE IV

STOCK OPTIONS

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Stock Options. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains, subject to adjustments as provided in Article XI.

(b) Each grant shall specify an Option Price per share, which shall be equal to or greater than the Fair Market Value on the Date of Grant.

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee, or (iii) by a combination of such methods of payment.

(d) To the extent permitted by applicable laws, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

(f) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Stock Options or installments thereof will become exercisable.

(g) Any grant of Stock Options may specify Performance Objectives that must be achieved as a condition to the exercise of such rights.

(h) Stock Options granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

(i) No Stock Option shall be exercisable more than 10 years from the Date of Grant.

(j) Each grant of Stock Options shall be evidenced by an Award Agreement which shall contain such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve.

(k) No Stock Option may provide for the payment of dividend equivalents to the Optionee.

ARTICLE V

RESTRICTED SHARES AND RESTRICTED SHARE UNITS

The Committee may authorize the grant of Restricted Shares and Restricted Share Units or the sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a) Each grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by such Participant that is less than Fair Market Value at the Date of Grant.

(c) The Restricted Shares covered by each such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code over a period of time and the Restricted Share Units covered by each such grant shall be subject to a vesting period determined by the Committee at the Date of Grant provided that the period for which such substantial risk of forfeiture or vesting is to continue shall not be less than three years with respect to grants to Participants who are employees, except, in either case, (i) in the event of the Participant’s death, Disability or Retirement or a Change in Control, (ii) a maximum of one hundred (100) Restricted Shares or Restricted Share Units may be granted to an employee who is not an officer without minimum vesting if such award is based on the length of the employee’s continuous full-time service and (iii) up to five percent (5%) of the Common Shares authorized under the Plan may be awarded as Restricted Shares or Restricted Share Units without any minimum vesting requirements.

(d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture or vesting is to continue (i) the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee) and (ii) the Restricted Share Units shall not be transferable.

(e) Any grant of Restricted Shares or Restricted Share Units may specify Performance Objectives that, if achieved, shall result in termination or early termination of the restrictions applicable to such shares or vested or early vesting of such units. Each grant may specify in respect of such Performance Objectives a minimum acceptable level of achievement and, if so specified, may also set forth a formula for determining the number of Restricted Shares on which restrictions will terminate or the number of Restricted Share Units which will become vested if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. The grant of Restricted Shares or Restricted Share Units subject to Performance Objectives shall specify that, before the restrictions period with respect to the Restricted Shares is terminated or the Restricted Share Units become vested, the Committee must determine that the Performance Objectives have been satisfied.

(f) Each grant Restricted Share Units shall specify the time and manner of payment of Restricted Share Units that have become vested. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(g) Any such grant or sale of Restricted Shares or Restricted Share Units may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares or Restricted Share Units, which may be subject to the same restrictions as the underlying award.

(h) Each grant or sale of Restricted Shares or Restricted Share Units shall be evidenced by an Award Agreement, which shall contain such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve. Unless otherwise directed by the Committee, each certificate representing a Restricted Share shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificate is registered, endorsed in blank and covering such Restricted Common Share.

ARTICLE VI

APPRECIATION RIGHTS

The Committee may authorize the granting to any Participant of Appreciation Rights. An Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(b) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(d) Each grant of an Appreciation Right shall be evidenced by an Award Agreement, which shall (i) describe such Appreciation Right, (ii) state that such Appreciation Right is subject to all the terms and conditions of the Plan and (iii) contain such other terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve.

(e) No Appreciation Right may provide for the payment of dividend equivalents to the Participant.

(f) Each grant shall specify a Base Price, which shall be equal to or greater than the Fair Market Value on the Date of Grant.

(g) Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(h) No Appreciation Right granted under the Plan may be exercised more than 10 years from the Date of Grant.

ARTICLE VII

PERFORMANCE UNITS AND PERFORMANCE SHARES

The Committee may authorize the granting to Participants of Performance Units and Performance Shares that will become payable (or payable early) to a Participant upon achievement of specified Performance Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a) Each grant shall specify the number of Performance Units or Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Article 162(m) of the Code.

(b) The Performance Period with respect to each Performance Unit or Performance Share shall be such period of time (not less than one year, except in the event of a Change in Control) commencing with the Date of Grant as shall be determined by the Committee at the time of grant.

(c) Any grant of Performance Units or Performance Shares shall specify Performance Objectives which, if achieved, shall result in payment or early payment of the award, and each grant may specify in respect of such specified Performance Objectives a minimum acceptable level of achievement and may also set forth a formula for determining the number of Performance Units or Performance Shares that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. The grant of Performance Units or Performance Shares shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine that the Performance Objectives have been satisfied. The grant of Performance Units or Performance Shares shall specify that, before the Performance Units or Performance Shares shall be earned and paid, the Committee must determine that the Performance Objectives have been satisfied.

(d) Each grant shall specify the time and manner of payment of Performance Units or Performance Shares that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(e) Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) Each grant of Performance Units or Performance Shares shall be evidenced by an Award Agreement, which shall contain such terms and provisions, consistent with the Plan and applicable sections of the Code, as the Committee may approve.

(g) The Committee may, at or after the Date of Grant of Performance Units or Performance Shares, provide for the payment of contingent dividends or dividend equivalents to the holder thereof either in cash or in additional Common Shares, provided such dividends or dividend equivalents shall be paid to the Participant only if the Performance Units or Performance Shares with respect to which such dividends or dividend equivalents are payable are earned by the Participant.

ARTICLE VIII

INCENTIVE AWARDS

The Committee may authorize the granting to Participants of Incentive Awards that will become payable to a Participant upon achievement of specified Performance Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a) The Performance Period with respect to each Incentive Award shall be such period of time commencing with the Date of Grant as shall be determined by the Committee at the time of grant.

(b) Any grant of an Incentive Award shall specify Performance Objectives which, if achieved, will result in payment of the award, and each grant may specify in respect of such specified Performance Objectives a minimum acceptable level of achievement and may also set forth a formula for determining the amount of the Incentive Award that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. The grant of an Incentive Award shall specify that, before the Incentive Award shall be earned and paid, the Committee must determine that the Performance Objectives have been satisfied.

(c) Each grant shall specify the time and manner of payment of the Incentive Award that has been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(d) Any grant of an Incentive Award may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.

ARTICLE IX

OTHER AWARDS

The Committee is authorized, subject to limitations under applicable law, to grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of, the Company. The Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Article IX shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award granted under the Plan, may also be granted pursuant to this Article IX. The Committee is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

ARTICLE X

RESTRICTIVE COVENANTS

Section 10.1 Noncompetition. An Award Agreement may require, as determined by the Committee in its sole discretion, that in the event a Participant, at any time during the Participant’s employment with the Company and for a period of up to two (2) years thereafter, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, stockholder or in any other capacity, owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, or furnishes any capital to, or is connected in any manner with, or provides any services as a consultant for, any business which Competes with the Company or a Subsidiary, the Participant shall (a) immediately forfeit any portion of the award subject to the Award Agreement that is then outstanding and (b) return to the Company the economic value of the award subject to the Award Agreement that was realized or obtained by the Participant since the date that is six (6) months before the date of the Participant’s action as described in this section.

Section 10.2 Non-solicitation. An Award Agreement may also require, as determined by the Committee in its sole discretion, that for a period of up to two (2) years from the date of termination of employment, in the event the Participant who received the award subject to the Award Agreement, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicits or offers employment to any person who has been employed by the Company or a Subsidiary at any time during the six (6) months immediately preceding such solicitation or solicits, contacts or attempts to influence any “Customer” or “Prospective Customer” of the Company to alter its business with the Company or to conduct business with another business which Competes with the Company or a Subsidiary, the Participant shall (a) immediately forfeit all of the award subject to the Award Agreement that is then outstanding and (b) return to the Company the economic value of the award subject to the Award Agreement that was realized or obtained by the Participant since the date that is six (6) months before the date of the Participant’s solicitation under this section. “Customer” means any customer of the Company with whom the Participant or the Participant’s direct reports had significant contact during the six (6) month period preceding the Participant’s termination of employment. “Prospective Customer” means any person or entity targeted by the Company as a potential user of the Company’s products or services, and whom the Participant or the Participant’s direct reports participated in the solicitation of during the six (6) month period preceding the Participant’s termination of employment.

ARTICLE XI

ADJUSTMENTS

The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Stock Options, Appreciation Rights, Performance Shares, and Common Share-based awards described in Article IX granted hereunder, in the Option Price and Base Price provided in outstanding Stock Options or Appreciation Rights, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Transaction”). Notwithstanding the foregoing, to the extent that a Corporate Transaction involves a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Shares underlying outstanding awards under the Plan to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend (an “Equity Restructuring”), the Committee shall be required to make or provide for such adjustments set forth in the preceding sentence that, in its sole discretion, are required to equalize the value of the outstanding awards under the Plan before and after the Equity Restructuring. In the event of any Corporate Transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Article III as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Article XI; provided, however, that any such adjustment to an Option intended to qualified as an Incentive Stock Option shall be made only if and to the extent such adjustment would not cause such Option to fail to so qualify. Notwithstanding the foregoing, no adjustment shall be required pursuant to this Article XI if such action would cause an award to fail to satisfy the conditions of any applicable exception from the requirements of Article 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Article 409A of the Code with respect to an outstanding award.

ARTICLE XII

ADMINISTRATION OF THE PLAN

Section 12.1 Committee Authority. The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder and to make all other determinations necessary or advisable for the administration of the Plan. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under Delaware General Corporation Law (“DGCL”) Section 157 (or any successor provisions thereto) and related applicable DGCL Sections. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

Section 12.2 Indemnification. No member of the Board, the Committee or any employee of the Company or a Subsidiary (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.

ARTICLE XIII

CHANGE IN CONTROL

In the event of a Change in Control after the date of the adoption of the Plan, unless (a) otherwise provided in the applicable Award Agreement or (b) provision is made in connection with the Change in Control for (i) assumption of awards previously granted or (ii) substitution for previously granted awards with new awards (which, in the discretion of the Committee, may have the same vesting schedule as the awards assumed) covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, then:

(a) any outstanding Stock Options or Appreciation Rights then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change in Control;

(b) all Performance Units, Performance Shares and Incentive Awards shall be paid out and earned as if the date of the Change in Control were the last day of the applicable Performance Period and the greater of “actual” or “target” performance levels had been achieved; and

(c) all other outstanding awards then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change in Control.

Notwithstanding the foregoing, nothing contained in this Article XIII shall affect the Committee’s authority to make the adjustments provided in Article XI in the event of a Change in Control.

ARTICLE XIV

AMENDMENTS AND TERMINATION

Section 14.1 Amendments to the Plan. Subject to any government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of Section 162(m) of the Code and to the rules of the New York Stock Exchange or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (a) increase the maximum number of Shares for which awards may be granted under the Plan or (b) change the class of employees or other individuals eligible to participate in the Plan. No modification, amendment or termination of the Plan may, without the consent of the Participant to whom any award has been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such award, unless otherwise provided by the Committee in the applicable Award Agreement. Notwithstanding the foregoing, the Company reserves the right to amend the Plan, by action of the Board or the Committee without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code.

Section 14.2 Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any award theretofor granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary. Notwithstanding the foregoing, the Company reserves the right to amend any award granted under the Plan, by action of the Board or the Committee without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code.

Section 14.3 Prohibition of Certain Amendments and Re-Pricings. Notwithstanding any provision herein to the contrary, the repricing of Stock Options or Appreciation Rights is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of a Stock Option or Appreciation Right to lower its Option Price or Base Price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; and (c) repurchasing for cash or canceling a Stock Option or Appreciation at a time when its Option Price or Base Price is greater than the Fair Market Value of the underlying Shares in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Article XI. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. Furthermore, neither the Board nor the Committee shall, without further approval of the stockholders of the Company, authorize any Stock Option grant to provide for automatic “reload” rights, the automatic grant of Stock Options to the Optionee upon the exercise of Stock Options using Shares or other equity.

ARTICLE XV

OTHER MATTERS

Section 15.1 Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime an award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that (a) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (b) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that (i) Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and (ii) in no event may a Stock Option or Appreciation Right be transferred for consideration. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

Section 15.2 No Rights to Awards. No Participant or other person shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of awards. The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

Section 15.3 Share Certificates. All certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other stock exchange or quotation system upon which such Common Shares or other securities are then listed or reported and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

Section 15.4 Withholding. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate has the right and is hereby authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash,

Common Shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes. If Common Share withholding is applied, to the extent necessary to avoid adverse accounting consequences, the Company will withhold Common Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

Section 15.5 Award Agreements. Each award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the award and any rules applicable thereto, including, but not limited to, the effect on such award of the death, Disability, Retirement or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

Section 15.6 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 15.7 No Right to Employment. The grant of an award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

Section 15.8 No Rights as Stockholder. No Participant or holder or beneficiary of any award has any rights as a stockholder with respect to any Common Shares to be distributed under the Plan until he or she has become the holder of such Common Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Shares. Except as otherwise provided in Article XI, Section 14.2 or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Shares, other securities or other property), or other events relating to, Common Shares subject to an award for which the record date is prior to the date such Shares are delivered.

Section 15.9 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Section 15.10 Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be construed or deemed stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

Section 15.11 Other Laws. The Committee may refuse to issue or transfer any Common Shares or other consideration under an award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Common Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the federal and any other applicable securities laws.

Section 15.12 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other person, on the other hand. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

Section 15.13 No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 15.14 Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

Section 15.15 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant makes any disposition of Common Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten (10) days of such disposition.

Section 15.16 Recoupment of Awards. The Committee may require in any Award Agreement that any current or former Participant reimburse the Company for all or any portion of any award, terminate any outstanding, unexercised, unexpired or unpaid award, rescind any exercise, payment or delivery pursuant to an award or recapture any Common Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Common Shares issued pursuant to an award to the extent required by any recoupment or clawback policy adopted by the Committee in its discretion or to comply with the requirements of any applicable laws.

Section 15.17 Section 162(m). It is the intention of the Company that all awards made under the Plan be excluded from the deduction limitations contained in Article 162(m) of the Code. Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Article 162(m) of the Code, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Article 162(m) of the Code.

Section 15.18 Foreign Employees. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

Section 15.19 Compliance with Code Section 409A. The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. For each award intended to comply with the short-term deferral exception provided for under Section 409A of the Code, the related Award Agreement shall provide that such award shall be paid out by the later of (a) the 15th day of the third month following the Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (b) the 15th day of the third month following the end of the Company’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture. To the extent that the Committee determines that a Participant would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of any award, to the extent permitted by Section 409A of the Code, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Committee shall determine the nature and scope of such amendment. To the extent required by Section 409A of the Code, any payment under the Plan made in connection with the separation from service of a “specified employee” (within the meaning of Section 409A of the Code) of an award that is deferred compensation that is subject to Section 409A of the Code shall not be made earlier than six (6) months after the date of such separation from service.

Section 15.20 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

ARTICLE XVI

DURATION OF THE PLAN

No awards shall be made under the Plan after December 31, 2023, but all awards made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.

0                    ¢

PROXY
1915 Rexford Road, Charlotte, North Carolina 28211
Phone (704) 366-7000 Fax (704) 362-4208

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

This proxy is being solicited on behalf of the Board of Directors of Nucor Corporation for the 2014 annual meeting of stockholders, to be held at 10:00 a.m. Eastern Time on Thursday, May 8, 2014, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

John J. Ferriola and James D. Frias, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2014 annual meeting of stockholders, and any adjournment or postponement thereof, on the following proposals, as set forth in the proxy statement:

1.      Election of nine directors to a term of one year

2.      Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2014

3.      Approval, on an advisory basis, of Nucor’s executive compensation

4.      Approval of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan

5.      Stockholder proposal regarding majority vote

6.      Other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposals 2, 3 and 4, and AGAINST proposal 5, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

May 8, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on May 7, 2014.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/670346

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

¢ 20903330300000000000 4	050814

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Nucor’s Board of Directors recommends a vote FOR ALL NOMINEES. 1. Election of the nine nominees as directors		Nucor’s Board of Directors recommends a vote FOR proposals 2, 3 and 4.
			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  1. Peter C. Browning

O  2. John J. Ferriola

O  3. Harvey B. Gantt

O  4. Gregory J. Hayes

O  5. Victoria F. Haynes, Ph.D.

O  6. Bernard L. Kasriel

O  7. Christopher J. Kearney

O  8. Raymond J. Milchovich

O  9. John H. Walker

		2. Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2014	☐	☐	☐
		3. Approval, on an advisory basis, of Nucor’s executive compensation	☐	☐	☐
		4. Approval of the Nucor Corporation 2014 Omnibus Incentive Compensation Plan	☐	☐	☐
Nucor’s Board of Directors recommends a vote AGAINST proposal 5.
		5. Stockholder proposal regarding majority vote	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		6. In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 9 times the number of shares of Common Stock you owned on March 10, 2014. All your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee (s) for whom you are voting.

This proxy will be voted FOR the election of all nominees for director unless authority is withheld. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposals 2, 3 and 4 and AGAINST proposal 5 unless otherwise indicated.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢